                                                                  CONFORMED COPY

                               DATED 14TH MAY 1998

                          (1) COMPASS TRUSTEES LIMITED

                                     - and -

            (2) TRANSMEDIA EUROPE INC AND TRANSMEDIA ASIA PACIFIC INC

                                     - and -

                        (3) GAVIN LOGAN AND JOANNE LOGAN

                      -------------------------------------

                                    AGREEMENT

           for the acquisition of 100% of the issued share capital of

                                PORKPINE LIMITED

                      -------------------------------------







                                 Hill Dickinson

                                34 Cuppin Street
                                 Chester CH1 2BN

                                Tel: 01244 896600
                                Fax: 01244 896601

                              Ref: AGS/SJL/1028949

                  G:\USERS\KHANLEY\TRANSMED\PORKPIN\AGMT05.DOC

1        DATE AND DESCRIPTION

         An agreement for the sale and purchase of shares dated 14th May 1998.

2        PARTIES

2.1 COMPASS TRUSTEES LIMITED, a company incorporated in Jersey (registered number: 60972) whose registered office is at Cater Allen House, Commercial Street, St. Helier, Jersey JE4 5XZ, Channel Islands (the "Seller"); and

2.2 TRANSMEDIA EUROPE INC, a company incorporated under the laws of the state of Delaware, and TRANSMEDIA ASIA PACIFIC INC, a company incorporated under the laws of the state of Delaware, whose principal place of business in the United Kingdom is at 11 St James's Square, London SW1Y 4LB (each a "Buyer" and, together, the "Buyers"); and

2.3 GAVIN LOGAN, of 42 Princetown Road, Bangor, Co. Down, Northern Ireland and JOANNE LOGAN, also of 42 Princetown Road, Bangor, Co. Down, Northern Ireland (each a "Covenantor" and, together, the "Covenantors").

3        INTERPRETATION

3.1 In this Agreement and the Schedules annexed the following words have the meanings set out against them:


"Accounting Period"                 each period of twelve months expiring on 31
                                    March;

"Accounting Standards"              the statements of standard accounting
                                    practice and financial reporting standards
                                    issued pursuant to section 256 of the Act by
                                    the Accounting Standards Board Limited or
                                    such other body as may be prescribed
                                    thereunder by the Secretary of State and any
                                    pronouncements of the Urgent Issues Task
                                    Force applying from time to time;

"Accounts"                          each Group Company's individual accounts (as
                                    that term is used in section 226 of the Act)
                                    and the statement of cashflow and the
                                    Group's group






                                    accounts (as that term is used in section
                                    227 of the Act) and the consolidated
                                    statement of cashflow and the other
                                    documents which are required by law to be annexed to those accounts;

"Act"                               the Companies Act 1985;

"Additional Consideration"          the additional consideration referred to in
                                    clause 11;

"Agreed Form"                       in the form annexed to this Agreement and
                                    initialled on behalf of the parties to this
                                    Agreement;

"1998  Accounts"                    the Accounts for the Accounting Period
                                    ending on the Balance Sheet Date and the
                                    Partnership Accounts for the Accounting
                                    Period ending on the Balance Sheet Date;

"Annexure"                          an annex or annexure to this Agreement;

"Balance Sheet Date                 31 March 1998;

"Bank Accounts"                     the current account numbered 30089082 and
                                    the business reserve account numbered
                                    30089165 operated by the Covenantors in
                                    respect of the Northern Ireland Business at
                                    Ulster Bank plc;

"Board" the board of Directors of the Company as constituted from time to time;

"Business"                          the businesses of the Group at the date of
                                    this Agreement including, without
                                    limitation, the business operated by the
                                    Group under the names "Logan Leisure",
                                    "Logan Leisure and Entertainment", "Logan
                                    Leisure Northern Ireland" and "Logan
                                    Entertainment and Leisure (Belfast)";


"Business Day"                      a day (not being a Saturday, Sunday or
                                    public Holiday in England) on which clearing
                                    banks in the City of London are usually open
                                    for business;






"Business Transfer Agreement"       an agreement dated 14th May 1998
                                    between Gavin Logan and Joanne Logan
                                    (1) and the Company (2) for the
                                    acquisition of the undertaking and
                                    assets of the Northern Ireland
                                    Business in the Agreed Form;



"Buyers' Accountants"               BDO Stoy Hayward of 8 Baker Street, London
                                    W1M 1DA;

"Buyers' Solicitors"                Hill Dickinson of 50 Fountain Street,
                                    Manchester M2 2AS;

"Company"                           Porkpine Limited, a company incorporated in
                                    Jersey (registered: number 60973) further
                                    details of which appear in Part 1 of
                                    Schedule Two;

"Completion"                        completion of the sale and purchase of the
                                    Shares in accordance with clause 10;

 "Completion Accounts"              the accounts to be prepared in accordance
                                    with clause 8;

"Confidential Information"          any secrets, trade secrets, knowledge,
                                    know-how or information concerning the
                                    business, finances, dealings, transactions
                                    or affairs of the Group which are for the
                                    time being confidential to the Group
                                    including, without limitation, information
                                    relating to:

                                    (i) the marketing of goods and services, including, without limitation, Customer names and lists and other details of Customers, sales targets, sales statistics, market share statistics, prices, market research, reports and surveys, and advertising or other promotional materials;
                                    or

                                    (ii) future projects, business development or planning, commercial relationships and negotiations; and



                                    (iii) any information received by the
                                    Company or the Subsidiaries or imparted to the Company or the Subsidiaries by any third party under any obligation of confidentiality which would prevent its disclosure;

"Consideration"                     the consideration referred to in clause 6;

"Consideration Shares"              225,000 shares in the common stock of
                                    Transmedia Europe Inc and 225,000 shares in
                                    the common stock of Transmedia Asia Pacific
                                    Inc;

"Customer"                          any third party to whom at any time or in
                                    the 24 months immediately preceding that
                                    time the Company or the Subsidiaries or any
                                    employee of the Company or the Subsidiaries
                                    directly or through any intermediary
                                    provides or has provided, or is or was in
                                    negotiation with a view to the provision of,
                                    products or services or to whom the Company
                                    or the Subsidiaries or any employee of the
                                    Company or the Subsidiaries has directly or
                                    through any intermediary made or been
                                    requested to make an offer to provide
                                    products or services;

"Deed of Termination"               a deed of termination in respect of the
                                    Escrow Letter in the Agreed Form;

"Directors"                         the persons listed as directors of the
                                    Company and the Subsidiaries in Parts 1 and
                                    2 of Schedule Two;

"disclosed"                         fully, fairly and specifically disclosed in
                                    the Disclosure Letter;

"Disclosure Bundle"                 the bundle of disclosure documents in the
                                    form initialled by or on behalf of each of
                                    the parties for the purposes of
                                    identification;

"Disclosure Letter"                 the letter of today's date from the Seller
                                    (or its





                                    solicitors) to the Buyers (or their
                                    solicitors) in the Agreed Form;

"Encumbrance"                       includes any interest or equity of any
                                    person (including, without prejudice to the
                                    generality of the foregoing, any right to
                                    acquire, option, restriction or right of
                                    pre-emption) or any mortgage, charge,
                                    pledge, lien, assignment, hypothecation,
                                    security interest, title retention or any
                                    other security agreement or arrangement;

"Escrow Letter"                     an escrow letter dated 31 March 1998 from
                                    the Seller's Solicitors to the
                                    Buyers' Solicitors;

"Escrow Shares"                     200,000 issued ordinary shares of $1 each in
                                    the capital of Transmedia Europe Inc and
                                    200,000 isued ordinary shares of $1 each in
                                    the capital of Transmedia Asia Pacific Inc
                                    which at the date of this Agreement are held
                                    by the Seller's Solicitors in escrow in
                                    accordance with the terms of the Escrow
                                    Letter;

"Floracourt"                        Floracourt Marketing Limited, a company
                                    incorporated in the Republic of Ireland
                                    (registered number: 244263), further details
                                    of which appear in Part 2 of Schedule Two:

"Floracourt Share"                  one ordinary share of IR L1 in the
                                    capital of Floracourt registered in the name
                                    of Graduate Nominees Limited at the date of
                                    this Agreement;

"fully indemnified"                 fully indemnified from and against all
                                    actions, reasonable costs, claims, damages,
                                    demands, expenses, liabilities, losses and
                                    proceedings directly suffered or incurred
                                    but not including any consequential losses
                                    or damages;

"Group"                             the Company and each Subsidiary;

"Group Company"                     each of the Company and the Subsidiaries;

"Intellectual Property"             (a) patents, trade marks, service marks,



                                    registered designs, trade or business names, unregistered trade marks and service marks, know-how, copyright, design rights and inventions;

                                    (b) the sui generis right for the maker of a database to prevent extraction or re-utilisation or both of the whole or a substantial part of the contents of that database, as described in Directive 96/9/EC on the legal protection of databases;

                                    (c) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraphs (a) or (b); and

                                    (d) any other intellectual property or
                                    industrial property or similar or analogous rights (whether or not registered) and all applications for any intellectual property rights in respect of which registration is required, in each case in any jurisdiction;

"Intellectual Property Right"       all Intellectual Property used by a Group
                                    Company in, or in connection with, the
                                    Business;

"Irish Companies Act"               in the Republic of Ireland, the Companies
                                    Acts 1963 to 1990 and all orders and
                                    regulations made thereunder or made under
                                    the European Communites Act 1972 and
                                    intended to be construed as one with the
                                    Companies Acts 1963 to 1990;

"Irish Tax Deed"                    a deed in the form set out in Schedule
                                    Seven;

"Letville"                          Letville Holdings Limited, a company
                                    incorporated in the Republic of Ireland
                                    (registered number: 244728), further details
                                    of which appear in Part 2 of Schedule Two;

"Letville Share"                    one ordinary share of IR L1 in the
                                    capital of


                                    Letville registered in the name of the
                                    Seller at the date of this Agreement;

"New Auditors"                      the Buyers' Accountants or such other office
                                    or firm that the Buyers may nominate from
                                    time to time;

"New Escrow Agreement"              an agreement so entitled in the Agreed Form;

"New Escrow Letter"                 a letter in the form set out in the schedule
                                    to the New Escrow Agreement;

"New Escrow Shares"                 50,000 shares in the common stock of
                                    Transmedia Europe Inc and 50,000 shares in
                                    the common stock of Transmedia Asia Pacific
                                    Inc;

"Northern Ireland Business"         the business, undertaking and assets of
                                    Logan Leisure and Entertainment (Belfast)
                                    and Logan Leisure Northern Ireland more
                                    particularly described in the Option
                                    Agreement the beneficial interest in which
                                    was, at 31 March 1998, owned by the
                                    Covenantors or any person connected with the
                                    Covenantors;

"Option Agreement"                  a call option agreement dated May 1997
                                    between the Company (1) and Gavin Logan (2);

"Partnership Accounts"              accounts prepared in respect of the Northern
                                    Ireland Business as carried on by the
                                    Covenantors in partnership (or either of the
                                    Covenantors as sole trader) from time to
                                    time and reported on as such by the Seller's
                                    Accountants or such other firm of chartered
                                    accountants as shall report on such accounts
                                    from time to time;

"Promissory Note"                   a promissory note dated 14th April 1998 made
                                    between the Company (1) and the Covenantors
                                    (trading as Logan Leisure Northern Ireland)
                                    (2);

"Properties"                        the properties details of which are set out
                                    in Schedule Eight;


"Relevant Claim"                    a claim by the Buyers for breach of warranty;

"Republic of Ireland Business"      the business, undertaking and assets
                                    of the Group at the date of this
                                    Agreement including, without
                                    limitation, the business operated by
                                    the Group in the Republic of Ireland
                                    under the names "Logan Leisure" and
                                    "Logan Leisure  and Entertainment";

"Restricted Activities"             provision of, or procuring the provision of,
                                    leisure and/or entertainment services in
                                    competition with the Business;

"Restricted Territory"              the United Kingdom, the Republic of Ireland
                                    and the Channel Islands;

"Schedule"                          a schedule to this Agreement;

"Seller's Accountants"              Rothwell McHugh & Co of 19 Herbert Street,
                                    Dublin 2, Republic of Ireland;

"Seller's Solicitors"               O'Gradys of 5 Upper Fitzwilliam Street,
                                    Dublin 2, Republic of Ireland;

"Service Contract"                  the service contract in the Agreed Form to
                                    be entered into upon Completion between
                                    Countdown Holdings Plc and Gavin Logan;

"Shares"                            the ten issued shares of L1 each in the
                                    capital of the Company;

"Subsidiary"                        Letville, Floracourt or any other subsidiary
                                    of the Company at the date of this
                                    Agreement;

"Taxation"                          shall have the same meaning in this
                                    Agreement as in the Tax Deed and, to the
                                    extent that such are not co-extensive, the
                                    Irish Tax Deed;

"Taxation Authority"                any local, municipal, governmental, state,
                                    federal or other fiscal, revenue, customs or
                                    excise authority, body or official anywhere
                                    in the world including, without limitation,
                                    in the United Kingdom, the Inland Revenue
                                    and the


                                    Commissioners for Customs and Excise and, in the Republic of Ireland, the Revenue
                                    Commissioners and the Customs & Excise;

"Tax Claim"                         a claim by the Buyers under the Tax Deed or
                                    the Irish Tax Deed;

"Tax Deed"                          a deed in the form set out in Schedule Six;

"Taxes Act"                         Income and Corporation Taxes Act 1988;

"TCGA"                              Taxation of Chargeable Gains  Act 1992;

"Tenancy Agreement"                 a tenancy agreement in respect of Sibthorpe,
                                    37A Leeson Park, Dublin 6, Republic of
                                    Ireland between the Covenantors (1) and
                                    Floracourt (2) in the Agreed Form;

"VATA"                              in the United Kingdom, the Value Added Tax
                                    Act 1994 and, in a jurisdiction other than the United Kingdom, any equivalent legislation;

"Warrantor"                         the Seller and each of the Covenantors; and

"Warranty"                          a statement contained in clause 13 and in
                                    Schedule Four and "Warranties" means all
                                    those statements.

3.2      In this Agreement where the context so admits:

         3.2.1 words and phrases the definitions of which are contained or referred to in Part XXVI of the Act and, in relation to the Republic of Ireland (where appropriate), section 2 of the Companies Act 1963 shall have the same meanings when used in this Agreement;

         3.2.2 references to statutory provisions (to include those references to other jurisdictions having regard to clause 3.6) shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

         3.2.3 references to clauses and Schedules are to clauses of and Schedules to this Agreement unless stated otherwise;

         3.2.4 words importing the singular include the plural and vice versa and words importing any gender include any other gender;

         3.2.5    the recitals and Schedules all form part of this Agreement;

         3.2.6 all Warranties which are given or made "to the best of the knowledge information and belief" of the person giving it or "so far as he is aware" shall be deemed to have been given to the best of the knowledge information and belief of such person having made all careful and reasonable enquiries having regard to the reasonable commercial interests of the Group.

3.3      Any question whether a person is connected with another:

         3.3.1 in the United Kingdom and jurisdictions other than the Republic of Ireland, shall be determined in accordance with
                  Section 839 of the Taxes Act which shall apply in relation to this Agreement as it applies in relation to the Taxes Act.

         3.3.2 in the Republic of Ireland, shall be determined in accordance with Section 10 of the Taxes Consolidations Act 1997 which shall apply to this Agreement as it applies in relation to the Taxes Consolidation Act 1997.

3.4 Paragraph 14 of Schedule Four shall be construed as if clause 1 of the Tax Deed and clause 1 of the Irish Tax Deed were incorporated in that Schedule.

3.5 Reference in Schedule Four to the "Company" shall include reference to each of the Subsidiaries except where the context otherwise requires.

3.6 References to any English statutory provision, accounting principle or standard or legal term or concept (including without limitation, those relating to any action, remedy, method or judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

3.7 The index and headings are inserted for convenience only and shall not affect the construction of this Agreement.

4        RECITALS

4.1 The Seller has agreed to sell and the Buyers have agreed to buy the Shares on the terms of this Agreement.

4.2      The Company will, prior to the date of Completion, have:

         4.2.1    completed the purchase of the Letville Share;

         4.2.2    procured the transfer to Letville of the Floracourt Share;

         4.2.3 completed the acquisition pursuant to the Business Transfer Agreement of the Northern Ireland Business from the Covenantor and/or any person connected with the Covenantor, the Option Agreement having merged with and been extinguished in the Business Transfer Agreement; and

         4.2.4    issued the Promissory Note.

5        SALE OF SHARES

5.1 Subject to the terms of this Agreement the Seller agrees to sell with full title guarantee and free from all Encumbrances and together with all rights now or hereafter attaching to the Shares and the Buyers agree to purchase free from all Encumbrances and together with all rights now or hereafter attaching thereto the number of Shares as to Transmedia Europe Inc set out in Schedule One and as to Transmedia Asia Pacific Inc set out in Schedule One.

5.2 The Buyers shall not be obliged to complete the purchase of any of the Shares unless:

         5.2.1    the purchase of all the Shares is completed simultaneously;

         5.2.2 the purchase by the Company of the Letville Share has been completed;

         5.2.3 the transfer to Letville of the Floracourt Share has been completed;

         5.2.4 the purchase by the Company of the entire undertaking and assets of the Northern Ireland Business has been completed prior to Completion and the option to acquire the Northern Ireland Business contained in the Option Agreement has merged with and been extinguished in the Business Transfer Agreement.

5.3. The Seller hereby waives any pre-emption rights it may have relating to the Shares, whether conferred by the Company's articles of association or otherwise.

5.4 Gavin Logan hereby acknowledges and the Seller shall procure that the Company acknowledges that completion of the sale and purchase of the Northern Ireland Business as contemplated by the Business Transfer Agreement is deemed to be a waiver of the period of 14 days provided by the Option Agreement between the exercise date (as defined in the Option Agreement) and the date on which Completion (as defined in the Option Agreement) is required to occur.

5.5 The Seller irrevocably authorises the Seller's Solicitors to receive all sums due to it under this Agreement. Payment of the Consideration to be paid in cash is to be made to the Seller's Solicitors by telegraphic transfer or bankers' draft drawn on such bank (being a member of the Cheque and Credit Company Limited) that the Buyers may nominate. The receipt of the Seller's Solicitors will constitute a full and valid discharge to the Buyers and the Buyers will not be required to enquire as to the application of any such payment.

6        CONSIDERATION

6.1 The consideration for the sale of the Shares and the obligations of the Seller pursuant to this Agreement is L1,060,000 (one million and sixty thousand pounds sterling), subject to the following adjustments:

         6.1.1 there shall be added an amount, if any, by which the Group's net current assets (on the assumption that the Group is the only legal and beneficial owner of the Business at the date of Completion) as shown in the balance sheet constituting part of the Completion Accounts is greater than L1,060,000 (one million and sixty thousand pounds sterling) on the assumption that the goodwill of the Business is valued at L1,059,999 (one million and fifty nine thousand nine hundred and ninety nine pounds sterling) and the fixed assets of the Business are valued at L1 (one pound sterling); or

         6.1.2 there shall be deducted an amount, if any, by which the Group's net current assets (on the assumption that the Group is the only legal and beneficial owner of the Business at the date of Completion) as shown in the balance sheet constituting part of the Completion Accounts is less than L1,060,000
                  (one million and sixty thousand pounds sterling) on the assumption that the goodwill of the Business is valued at L1,059,999 (one million and fifty nine thousand nine hundred and ninety nine pounds sterling) and the fixed assets of the Business are valued at L1 (one pound sterling).

6.2      The Consideration shall be satisfied in the following manner:

         6.2.1 by the issue and allotment to the Seller at Completion of the Consideration Shares in accordance with clause 7 in satisfaction of L400,000 (four hundred thousand pounds sterling) of the price payable under clause 6.1;

         6.2.2 by the agreement of the Buyers (through their acquisition of the entire issued share capital of the Company) to procure the payment by the Company of the L300,000
                  (three hundred thousand pounds sterling) owed by the Company to the Covenantors under the Promissory Note, such payment to be made in cash at Completion; and

         6.2.3 by the payment by the Buyers to the Seller of L360,000 (three hundred and sixty thousand pounds sterling) at Completion in cash on account of the balance of the price payable under clause 6.1.

6.3 Within ten Business Days starting on the day after agreement or determination of the Completion Accounts in accordance with clause 8:

         6.3.1    if the price payable under clause 6.1 exceeds
                  L1,060,000 (one million and sixty thousand pounds sterling), the Buyers shall pay to the Seller the amount of the excess in cash; or

         6.3.2 if the price payable under clause 6.1 does not exceed L1,060,000 (one million and sixty thousand pounds sterling), the Seller shall repay to the Buyers the amount of the shortfall in cash.

6.4 A payment to be made under clause 6 shall be made by banker's draft or by telegraphic transfer or by banker's draft drawn on such bank (being a member of the Cheque and Credit Company Limited) that the Buyers may nominate to an account notified by the party due to receive the payment to the other party not later than three Business Days before the date of the payment.

7        CONSIDERATION SHARES

7.1      Upon or as soon as practicable after Completion, the Buyers shall:

         7.1.1 cause the name of the Seller to be entered into the register of shareholdings of

                  Transmedia Europe Inc and Transmedia Asia Pacific Inc (as the case may be) as the registered holder of the Consideration Shares; and

         7.1.2 instruct its transfer agent to deliver to the Seller certificates for 175,000 shares in the common stock of Transmedia Europe Inc and 175,000 shares in the common stock of Transmedia Asia Pacific Inc (representing a proportion of the Consideration Shares), such certificates to be delivered within no more than ten Business Days of Completion; and

         7.1.3 instruct its transfer agent to deliver to the Seller certificates for the New Escrow Shares (representing a proportion of the Consideration Shares), such certificates to be delivered within no more than ten Business Days of Completion.

7.2 As soon as practicable following delivery of such certificates in accordance with clause 7.1.3:

         7.2.1 the Seller shall procure that the certificates for the New Escrow Shares shall be executed for transfer and all powers of attorney/stock powers necessary to ensure that the New Escrow Shares are capable of being transferred forthwith shall be executed; and

         7.2.2 the Seller shall immediately following the execution of the certificates for the New Escrow Shares and the powers of attorney/stock powers in the manner referred to in clause
                  7.2.1 deliver (or procure the delivery of) the certificates for the New Escrow Shares and all such powers of attorney/stock powers to the Buyers' Solicitors in their capacity as Escrow Agent (as defined in the New Escrow Agreement).

7.3 It is acknowledged by the Seller that it is acquiring the Consideration Shares for its own account, with no present intention of reselling or otherwise distributing the same. The Seller understands and agrees that it may dispose of the Consideration Shares only in compliance with the United States of America Securities Act of 1933, as amended, and applicable state securities laws as then in effect. The Seller agrees to the imprinting, so long as required by law, of a legend on the certificates representing all of the Consideration Shares to the following effect:

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES

                  UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

7.4 The Seller hereby warrants to the Buyers that it has not entered into any contracts, undertakings, agreements or arrangements with any party to sell, transfer or pledge to such party or anyone else the Consideration Shares and has no present plans or intentions to enter into such contracts, undertakings, agreements or arrangements.

8        COMPLETION ACCOUNTS

8.1 After Completion the Seller shall (at its cost) ensure that the Seller's Accountants prepare a consolidated profit and loss account of the Group for the period starting on the day after the Balance Sheet Date and ending on the date of Completion and a consolidated balance sheet of the Group and of the business as at the date of Completion and all attached notes.

8.2 The profit and loss account, the balance sheet and notes referred to in clause 8.1 shall be prepared on bases consistent with the 1998 Accounts using the same accounting principles, policies and practices, and in accordance with the law and applicable Accounting Standards, principles and practices generally accepted in the United Kingdom (and where appropriate) the Republic of Ireland as if they were (in the case of the Company Accounts) accounts required to be prepared under the Act and (where appropriate) the Irish Companies Act and (in the case of the Partnership Accounts) accounts of a partnership trading in the United Kingdom. In preparing the profit and loss account, balance sheet and notes, no account is to be taken of an event taking place after Completion and regard is only to be had to information available to the parties as at Completion. No revaluation of an asset of a Group Company or of the Northern Ireland Business made since the Balance Sheet Date is to be reflected in the balance sheet.

8.3 After Completion, the Buyers shall provide, and shall ensure that each Group Company provides, to the Seller and the Seller's Accountants reasonable access to relevant assets, documents and records within their possession or control for the purpose of preparing the profit and loss account, balance sheet and notes referred to in clause 8.1.

8.4 The Seller shall ensure that within 60 days starting on the day after Completion the Seller's Accountants submit to the Buyers' Accountants the profit and loss account, balance sheet and notes referred to in clause 8.1, their working papers and a report by the Seller's Accountants addresssed to the Seller and the Buyers stating whether in their opinion the profit and loss account, balance sheet and notes have been prepared in accordance with clause 8.2. The Buyers shall ensure that within 30 days starting on the day after receipt of the profit and loss account, balance sheet, notes and working papers the Buyers' Accountants certify whether or not they agree with the profit and loss account, balance sheet and notes. The Seller shall ensure that the Buyers' Accountants are given all assistance and access to all additional information they may reasonably require to enable them to make their decision.

8.5 If the Buyer's Accountants certify their agreement with the profit and loss account, balance sheet and notes referred to in clause 8.1, the profit and loss account, balance sheet and notes constitute the Completion Accounts. If the Buyers' Accountants certify that they disagree with the profit and loss account, balance sheet and notes, clause 8.6 applies and unless the Seller's Accountants and the Buyers' Accountants agree on the Completion Accounts, the decision of the independent firm of chartered accountants produced in accordance with clause 8.6 constitutes the Completion Accounts. If the Buyers' Accountants do not give the Seller the certificate required by clause
         8.4 within the prescribed period, the profit and loss account, balance sheet and notes referred to in clause 8.1 constitute the Completion Accounts.

8.6 If within 14 days starting on the day after receipt of the certificate referred to in clause 8.5 the Seller's Accountants and the Buyers' Accountants have not agreed on the Completion Accounts or the Seller and the Buyers have not agreed on the amount of the consideration payable under clause 6.3, the following provisions apply. Either party may refer the matter to an independent firm of chartered accountants agreed by the parties or, in default of agreement within 28 days of the date of receipt of the certificate, an independent firm of chartered accountants nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales (the "Expert"), on the basis that the Expert is to make a decision on the matter within 28 days starting on the day after receiving the reference. In a reference, the Expert shall act as an expert and not as an arbitrator. The decision of the Expert is, in the absence of fraud or manifest error, final and binding on both parties. The Seller and the Buyers shall each pay one half of the Expert's costs in respect of a reference.

9        PRE-COMPLETION

9.1 Pending Completion the Seller and Gavin Logan shall ensure that (save as otherwise provided under this Agreement) each Group Company complies with the provisions of Schedule Five.

9.2 Pending Completion the Seller and Gavin Logan shall notify the Buyers immediately upon becoming aware of any fact, matter or thing which occurs or arises following the date of this Agreement which might give rise to:

         9.2.1 a breach of clause 9.1 or a breach of any of the Warranties which would give rise to a claim under this Agreement; or

         9.2.2 a claim pursuant to the Tax Deed or the Irish Tax Deed.

9.3 The Seller and/or each of the Buyers shall have the right to rescind this Agreement if, prior to Completion:

         9.3.1. the other of them is in breach of any of their respective obligations pursuant to this Agreement which cannot be remedied within 21 days of notice of the breach having been given by the party not in breach to the other or (if earlier) within 28 days of the breach having occurred; or

         9.3.2    there is any material breach of the Warranties.

9.4 If any of the parties wishes to exercise its right to rescind it shall do so by giving notice to the other party's solicitors.

9.5 The right to rescind is in addition to any other remedy which may be available to the party exercising such right. The exercise or failure to exercise the right will not constitute a waiver of any other remedy.

10       COMPLETION

10.1 Neither the Seller nor the Buyers shall be bound to complete the sale or purchase of any of the Shares unless:

         10.1.1 the parties satisfy all of their respective obligations pursuant to this clause 10 at the same time; and

         10.1.2 any such breach as is mentioned in clause 10.1.1 and which is capable of remedy shall have been remedied to the reasonable satisfaction of the Buyers.

10.2 Completion shall take place at the offices of the Seller's Solicitors, situate at 5 Upper Fitzwilliam Street, Dublin 2, Republic of Ireland on 14 May 1998 or such earlier date as the parties may agree.

10.3     On Completion:

                  10.3.1 the Seller shall, save as provided in clause 10.3.3, deliver to the Buyers each item specified in Schedule Three;

         10.3.2   the Seller shall ensure that:

                  10.3.2.1 a Board meeting of the Company is held at which the transfers of the Shares are approved for registration subject only to being stamped;

                  10.3.2.2 a board meeting of Letville is held at which the transfer of the Letville Share referred to in clause 5.2.2 is approved for registration subject only to being stamped (or adjudicated as exempt from stamp duty) and the resignation of Peter Manahan and the appointment of Paul Harrison as a director of Letville are approved; and

                  10.3.2.3 a board meeting of Floracourt is held at which the transfer of the Floracourt Share referred to in clause 5.2.3 is approved for registration subject only to being stamped (or adjudicated as exempt from stamp duty) and the resignation of Peter Manahan and the appointment of Paul Harrison as a director of Floracourt are approved; and

         10.3.3 in relation to the items specified in paragraphs 8, 9 and 12 of Schedule Three, the items shall be deemed to have been delivered to the Buyers provided that on Completion such items shall be present in the offices of the Group or its advisers.

10.4 The Seller shall hand to the Buyers at Completion duly signed minutes of each board meeting referred to in clause 10.3.2.

10.5     On Completion:

         10.5.1 the Buyers shall pay L660,000 (six hundred and sixty thousand pounds sterling) to the Seller's Solicitors in satisfaction of the obligations imposed on the Buyers in clauses 6.2.2 and 6.2.3;

         10.5.2 the Buyers shall deliver a counterpart Tax Deed and a counterpart Irish Tax Deed duly executed by the Buyers to the Seller's Solicitors on behalf of the Seller and the Covenantors;

         10.5.3 the Buyers shall deliver the Service Contract duly executed by Countdown Holdings Plc;

         10.5.4 the Buyers shall deliver the Deed of Termination duly executed by the Buyers; and

         10.5.5 the Buyers shall deliver the New Escrow Agreement and the New Escrow Letter duly executed by the Buyer.

11       ADDITIONAL CONSIDERATION

11.1 In this clause 11, the following words have the meanings set out against them:


"Heads of Agreement"                the non-binding heads of agreement
                                    made between Multiplex Fundraising
                                    Systems Limited (1), the Company (2),
                                    William Gill (3) and Kieran Horlacher (4)
                                    regarding the raising of funds for charity
                                    and political parties a copy of which
                                    non-binding heads of terms is contained in
                                    Schedule Nine;

"Irish Agreement"                   such legally binding agreement as the
                                    Company and the Buyers may enter into with
                                    the other parties to the Heads of Agreement
                                    pursuant to the Heads of Agreement and being
                                    a legally binding agreement in respect of
                                    raising funds in the Republic of Ireland for
                                    such policital party or parties as the
                                    parties to the Irish Agreement shall agree;

"Australian Agreement"              such legally binding agreement as the
                                    Company and the Buyers may enter into with
                                    the other parties to the Heads of Agreement
                                    pursuant to the Heads of Agreement and being
                                    a legally binding agreement in respect of
                                    raising funds in New South Wales, Australia
                                    for such political party or parties as the
                                    parties to the Australian Agreement shall
                                    agree; and

"Relevant Profits"                  such pre-tax profits which become payable to
                                    the Company and/or the Buyers under the
                                    terms of an Irish Agreement or an Ausralian
                                    Agreement (as the case may be) in respect of

                                       19



                                    any period of 12 months thereof as such
                                    profits are calculated pursuant to the Irish
                                    Agreement or the Australian Agreement (as the case may be).


11.2 The Buyers shall (or will procure that the Company shall) negotiate in good faith using all reasonable endeavours with the other parties to the Heads of Agreement with a view to agreeing terms on and entering into an Irish Agreement and an Australian Agreement. The Seller and the Covenantors acknowledge that the Company and/or the Buyers shall be entitled to conduct such negotiations in such manner as the Company and/or the Buyers think fit, and for the benefit of the Company and/or the Buyers.

11.3 The Buyers shall pay to the Seller 50 per cent of the Relevant Profits received by the Buyers and/or the Company promptly on receipt by the Buyers of an invoice from the Seller or its duly authorised representatives requesting such a payment, such invoice to be delivered in accordance with clause 20 of this Agreement.

11.4 Any payment by the Buyers pursuant to clause 11.3 shall be by way of additional consideration for the sale of the Shares and the obligations of the Seller pursuant to this Agreement.

12       PROTECTION OF GOODWILL

12.1 The Seller and the Covenantors recognise the paramount importance of the goodwill of the Group to the Buyers which is reflected in the consideration paid by the Buyers for the Shares. Accordingly, the Covenantors who have acquired and will hereafter continue to acquire detailed knowledge of the Business including Customers, suppliers of each Group Company and terms of business used by each Group Company is prepared to enter into the commitments contained in this clause to ensure that the Buyers' interest in that goodwill is properly protected.

12.2 For the period of 24 months from Completion (for the purposes of this clause 12, the "Relevant Period"), the Covenantors will:

         12.2.1 supply to the Buyers such information (other than any which is public knowledge) as any Buyer may reasonably require which relates to the Business and the Group; and

         12.2.2 recommend and introduce the Buyers to Customers and to suppliers and Business connections of the Group.

12.3 The Covenantors jointly and severally undertake that they will not without the prior written consent of the Buyers during the Relevant Period operate, carry on or be engaged, concerned, involved or interested directly or indirectly in any of the Restricted Activities in competition directly or indirectly with a Group Company within the Restricted Territory.

12.4 The Covenantors jointly and severally undertake that they will not without the prior written consent of the Buyers during the Relevant
         Period:

         12.4.1 solicit or attempt to solicit from any Customer any orders, enquiries or business in respect of any of the products sold by a Group Company in the preceding 12 months in the course of the Restricted Activities within the Restricted Territory;

         12.4.2 either accept (directly or indirectly) or procure or attempt to procure the diversion away from a Group Company and/or the Buyers of any orders, enquiries or business in respect of the Restricted Activities from any Customer within the Restricted Territory;

         12.4.3 procure or attempt to procure any supplier of a Group Company to cease supplying the Business or to unfavourably alter the terms upon which supplies are made, or do or say anything which may lead any supplier of a Group Company to cease supplying the Business or to unfavourably alter the terms on which supplies are made;

         12.4.4 procure or induce or endeavour to procure or induce any of the employees of a Group Company engaged in a senior or managerial position or who have had direct contact with Customers in the course of their duties to cease working for a Group Company;

         12.4.5 make a statement (written or oral) which could be considered harmful to the reputation of a Group Company;

         12.4.6 employ or engage any person who held a senior or managerial position with a Group Company or who has had direct contact with Customers in the course of his duties working for a Group Company;

         12.4.7 either alone or jointly with, through or as managers, advisers, consultants or agents for a person, directly or indirectly, use in connection with a business which competes, directly or indirectly, with the Business, any of the Intellectual Property Rights; or

         12.4.8 either alone or jointly with, through or as managers, advisers, consultants or agents for a person, directly or indirectly, use in connection with a business which competes, directly or indirectly, with the Business, a name including the word "Logan" or the words "Logan Leisure" or any combination of such word or words) which is intended or is likely to be confused with the Business or a trading name of a Group Company.

12.5     It is further agreed that the foregoing provisions of clauses 12.3 and
         12.4 shall apply equally to and during such further period (if any) from the date of expiry of the Relevant Period until 12 months after the relevant Covenantor shall cease to be an employee of a Group Company and all remedies conferred by this clause 12 shall apply equally to any breach by the relevant Covenantor of this clause 12 in respect of such further period as aforesaid.

12.6 The Seller and the Covenantors jointly and severally undertake that they will not (and so far as may be applicable, shall use all reasonable endeavours to procure that none of the officers, employees, servants or agents of the Seller or the Group will) at any time after Completion without the Buyers' prior written consent:

         12.6.1 make any public announcement regarding the Group, the Buyers or the transactions contemplated by this Agreement; or

         12.6.2 disclose or use any Confidential Information (other than any which is or becomes public knowledge otherwise than as a result of any breach of this clause) relating to a Group Company and/or the Business which they have acquired prior to Completion.

12.7 Save as specified in clause 12.8, the restrictions set out in clauses 12.3, 12.4 and 12.5 are to prevent the Covenantors from carrying out any of the activities therein prohibited on his own behalf or jointly with or as servant, agent, manager, employee, consultant, director or shareholder of any other person, firm, company or body.

12.8     Nothing in this clause is to prevent:

         12.8.1 Gavin Logan from properly performing his duties under the Service Contract; or

         12.8.2 each Covenantor from holding for investment purposes up to 2% of the issued share capital of a company whose shares are dealt in or quoted on a recognised Stock Exchange.

12.9 Each of the commitments contained in this clause 12 gives rise to a separate, severable, independent and separately enforceable obligation from the Seller and the Covenantors independent of the other commitments.

12.10 The parties consider the duration, extent and application of the respective commitments contained in this clause 12 to be reasonable as between themselves, in the public interest and necessary for the protection of the legitimate interests of the Buyers and the Group. If, however, any such restriction is found by a Court or regulatory authority or agency of competent jurisdiction to be void or unreasonable or unenforceable but would be valid, reasonable and enforceable if certain words were deleted and/or the period thereof and/or the geographical area dealt with thereby was reduced, then the commitments will apply with those words deleted or such other modifications as may be necessary to make those commitments valid, reasonable and enforceable.

12.11 The Buyers may by written notice to any Covenantor vary by one or more stages the terms of any part of this clause 12 as it may apply to him by reducing (but not increasing) any one or more of:

         12.11.1 the period during which and/or activities to which the commitments are to apply; and

         12.11.2 the geographical area to which the commitments relate.

12.12 It is acknowledged and agreed by the Covenantors and (where appropriate) the Seller that damages may not be an adequate remedy for breach of any of the undertakings and covenants given by the Covenantors under this clause 12 and that accordingly, without fettering or limiting the Court's discretion in any way, equitable remedies, including that of injunction, might be available in respect of any such breach or threatened breach of the same Provided always that, without prejudice to the foregoing (but so that the following shall be an alternative and not in addition to any equitable or other relief or award which may be granted by the Court) in the event of the breach of any of the provisions of this clause 12 by any Covenantor (and where capable of being remedied such breach has not been remedied within 28 days of the Buyers or the Company having required the relevant Covenantor to remedy the same) the Buyers may (but shall not be obliged to) claim damages on the basis that L1,059,999 (one million and fifty nine thousand nine hundred and ninety nine pounds sterling) of the Consideration is paid for goodwill. As a result the loss suffered by the Buyers by virtue of any breach of the undertakings and covenants contained in this clause 12 will be a loss referrable to goodwill lost, damaged or likely to be lost or damaged.

13       WARRANTIES

13.1 The Warrantors hereby jointly and severally warrant to the Buyers that each Warranty is true, complete, accurate and not misleading at the date of this Agreement. Immediately before the time of Completion, the Warrantors are deemed to jointly and severally warrant to the Buyers that each Warranty is true, complete, accurate and not misleading at the date of Completion. For this purpose only, where in a Warranty there is an express or implied reference to the "date of this Agreement", that reference is to be construed as a reference to the "date of Completion".

13.2 The Warrantors acknowledge that the Buyers are entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Buyers to enter into this Agreement.

13.4 The Warranties set out in each paragraph of Schedule Four shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other paragraph or anything in this Agreement.

13.5 The Warranties are qualified by the facts and circumstances fully, fairly and specifically disclosed in the Disclosure Letter. No other knowledge relating to a Group Company (actual, constructive or imputed) prevents or limits a claim made by by the Buyers for breach of clause
         13.1. The Warrantors may not invoke the knowledge of the Buyers (actual, constructive or imputed) of a fact or circumstance which might make a Warranty untrue, incomplete, inaccurate or misleading as a defence to a claim made by the Buyers for breach of clause 13.1.

13.6 Without restricting the rights of the Buyers or the ability of the Buyers to claim damages on any basis available to them if any of the Warranties is broken or proves to be untrue or misleading, the Warrantors hereby jointly and severally covenant with the Buyers that the Warrantors will, on demand, pay to the Buyers in cash as a reimbursement of the Consideration paid by the Buyers for the Shares:

         13.6.1 an amount equal to the loss suffered by the Buyers as a result of the Warranties not being true, complete, accurate and not misleading; and

         13.6.2 all reasonable costs and expenses incurred by the Buyers, and any Group Company, as a result of such breach on a full indemnity basis.

13.7 Any information supplied by or on behalf of a Group Company (or any officer, employee or agent thereof) to a Warrantor or its advisers in connection with the Warranties, the Tax Deed or the Irish Tax Deed or the information disclosed in the Disclosure Bundle or the Disclosure Letter shall not constitute a warranty, representation, or guarantee as to the accuracy of such information in favour of the Warrantors and the Warrantors hereby jointly and severally undertake to the Buyers to waive any and all claims which they might otherwise have against the Group Company or against any officer or employee or agent thereof in respect of such claims.

13.8 Gavin Logan hereby warrants to the Buyers that by virtue of entering into the Service Contract he will not be in breach of any express or implied terms of any other contract or of any other obligations binding upon him. Immediately before the time of Completion, Gavin Logan is deemed to warrant to the Buyers that by virtue of entering into the Service Contract he will not be in breach of any express or implied terms of any other contract or of any other obligations binding upon him.

14       LIMITATION OF THE WARRANTORS' LIABILITY

14.1     The liability of the Warrantors in respect of a Relevant Claim:

         14.1.1 shall not arise unless the amount of what would otherwise be recoverable from the Warrantors (but for this clause 14.1.1) in respect of the Relevant Claim exceeds L6,000 (for which purpose a series of claims arising out of the same or similar circumstances or out of the same Warranty shall be aggregated and treated as one single Relevant Claim for the purposes of this clause 14.1.1) and in the event that the amount of such Relevant Claim exceeds L6,000 the Warrantors are liable for the whole amount of such Relevant Claim; and

         14.1.2 shall not (when aggregated with the amount of all other Relevant Claims and all Tax Claims) exceed the Consideration paid by the Buyers under this Agreement.

14.2 The Warrantors shall have no liability in respect of any Relevant Claim or any Tax Claim unless the Buyers shall give to the Warrantors written notice of the Relevant Claim or the Tax Claim (as appropriate) stating in reasonable detail on the basis of the information then obtainable the nature of the Relevant Claim or the Tax Claim (as appropriate), an indication of the category of warranty or warranties relied on in the case of a Relevant Claim and, if practicable, the amount claimed or an estimate thereof:

         14.2.1 in respect of a Relevant Claim involving or relating to the Warranty contained in paragraph (14) of Schedule Four or in respect of a Tax Claim:


         14.2.1.1 on or before 21 years and one month from the Balance Sheet
                                       25

                  Date where there has been fraudulent or negligent conduct in respect of the matter giving rise to the Relevant Claim or the Tax Claim; or

                  14.2.1.2 except where clause 14.2.1.1 applies, on or before seven years and one month from the Balance Sheet Date; and

         14.2.2   in respect of any other Relevant Claim, on or before 30 June
                  2000.

14.3 Clause 14.1 and clause 14.2 do not apply in respect of a Relevant Claim involving or relating to the Warranties contained in paragraphs (7) or
         (8) of Schedule Four.

14.4 If the Buyers shall have a right both to make a Relevant Claim against the Warrantors and a Tax Claim against the Warrantors, then to the extent that such claim shall be validly made on either ground, it shall be deemed to be made under the Tax Deed and/or the Irish Tax Deed (as appropriate) and not claimable under the Warranties. Payment of any Relevant Claim or Tax Claim made on one ground shall satisfy and discharge, to the extent that it is co-extensive, any other Relevant Claim or Tax Claim which is capable of being brought against the Warrantors on either ground.

15       INDEMNITY

         The Warrantors hereby jointly and severally covenant to keep the Buyers (or either of them) fully indemnified and held harmless in respect of any claim made or brought against a Group Company by CUC Entertainment or any person connected with CUC Entertainment in relation to copyright enuring or inherent in the form of international advertisers' agreement or any other such agreement used or issued in connection with the Business.

16       INTEREST

         If any sum due and payable by any party under this Agreement or the Tax Deed is not paid on the due date in accordance with the provisions of this Agreement or the Tax Deed, the party required to make such payment shall in addition to that sum pay interest to the party due to receive such payment from the date for payment of the sum to and including the day of actual payment of the sum (or the next Business Day if the day of actual payment is not a Business Day). The interest accrues from day to day (before and after judgment) at the rate of 3% per year above the base rate of National Westminster Bank plc (or, if there is no base rate, at a similar rate reasonably selected by the party due to receive such payment) and is compounded quarterly.

17       GENERAL PROVISIONS

17.1 This Agreement shall be binding upon and enure for the benefit of the successors of the parties but shall not be assignable except in the case of an assignment by the Buyers after Completion to any person associated with the Buyers.

17.2 This Agreement (together with any documents referred to herein) constitutes the whole agreement between the parties and no variations shall be effective unless made in writing signed by the parties.

17.3 The provisions of this Agreement in so far as the same shall not have been performed at Completion shall remain in full force and effect notwithstanding Completion.

17.4 For the avoidance of doubt, the liability of the Covenantors for all obligations expressed to be those of the Covenantors are joint and several.

17.5 Any right of rescission conferred upon any party under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such right of rescission shall constitute a waiver by that party of any such other right or remedy.

17.6 The Buyers may release or compromise the liability of the Seller and any of the Covenantors hereunder or grant to the Seller or any Covenantor time or other indulgence without affecting the liability of any other of them hereunder.

17.7 The illegality, invalidity or unenforceability of any provision of this Agreement does not affect the continuation in force of the remainder of this Agreement.

17.8 At the request of the Buyers or either of them, the Seller and each of the Covenantors shall (and shall procure that any other necessary person shall) at such person's own cost and expense execute all such documents and do all such acts and things as may be required subsequent to Completion for assuring to or vesting the beneficial ownership of the Shares, the Letville Share and the Floracourt Share as provided for herein or otherwise in order to perfect such right, title and interest to the Shares, the Letville Share and the Floracourt Share or of a Group Company to any asset.

17.9 The Seller and each of the Covenantors shall provide or procure the provision to the Buyers of all information in their possession or under their control which the Buyers shall from time to time reasonably require subsequent to Completion relating to the Business and affairs of the Company and will give, or procure to be given, to the

         Buyers, their advisers and agents such access to (including the right to take copies of) any documents in their possesion or under their control containing such information as the Buyers may from time to time reasonably require.

18.      ANNOUNCEMENTS

         No announcement or statement (whether oral or written) concerning this Agreement shall be made to the press or other communications medium unless such announcement or statement shall have been agreed between the Seller and the Buyers or unless such announcement or statement shall be a requirement of law and the Buyers shall first have consulted with the Seller as to the terms of such announcement.

19.      COSTS

         Except where this Agreement provides otherwise, each party shall pay its own legal, tax, accounting and financial advisory costs and expenses relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

20.      NOTICES

20.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope marked confidential and addressed to the party due to receive the notice or communication:

         20.1.1 in the case of the Buyers, to the address given for the Buyers in clause 2.2;

         20.1.2 in the case of the Seller, to the registered office given for the Seller in clause 2.1; and

         20.1.3 in the case of the Covenantors, to the address given for each Covenantor in clause 2.3 or to such other address in the United Kingdom as any party may specify in writing to the other parties in accordance with this clause.

20.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

         20.2.1 if delivered personally, when left at the address referred to in clause 20.1; or

         20.2.2   if sent by mail, two days after posting it.

21.      GOVERNING LAW AND JURISDICTION

21.1     This Agreement is governed by English law.

21.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

21.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

21.4 Process by which any Proceedings are begun in England may be served on a party to this Agreement by being delivered in accordance with clauses
         20.1 and 20.2. Nothing in this clause 21.4 affects the right to serve process in another manner permitted by law.

22.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts each of which when executed is an original, but all the counterparts together constitute the same document.

                                  SCHEDULE ONE

                            The Buyers and the Shares


        1                                                     2                                          3

        Name of Buyer                                     Number of                                  Proportion of
                                                          Shares to be                               Consideration
                                                           acquired                                   payable (%)



       Transmedia Europe Inc                                    5                                           50

       Transmedia Asia Pacific Inc                              5                                           50

                                                                --                                         ---
                                                                10                                         100%


                                  SCHEDULE TWO

                          Information about the Company
                              and the Subsidiaries

PART 1:   THE COMPANY

1   Registered number:              60973

2   Date of incorporation:          31 January 1995

3   Place of incorporation:         Jersey

4   Address of registered office:   Cater Allen House, Commercial Street, St
                                    Helier, Jersey JE4 5XZ, Channel Islands

5   Type of company:                Private company limited by shares

6   Authorised share capital:       L10,000

7   Issued share capital:           L10 comprising 10 ordinary shares
                                    of L1 each

8   Directors:                      Ian Michael Parkin
                                    Peter Stuart Langton
                                    Christopher Alec McFadyen
                                    Timothy Nicholas
                                    Scott Warren

9   Secretary:                      Channel Registrars Limited

10  Accounting reference date:      31 March

11  Auditors:

12  VAT registration:               Not registered for VAT

13  Bank accounts:                  None

14  Charges and Encumbrances:       None

PART 2:  THE SUBSIDIARIES

LETVILLE HOLDINGS LIMITED

1  Registered number                244728

2  Date of incorporation:           14 February 1996

3  Place of incorporation:          Republic of Ireland

4  Address of registered office:    Sibthorpe, 37A Leeson Park, Dublin 6,
                                    Republic of Ireland

5  Type of company:                 Private company limited by shares

6  Authorised share capital:        IR L100,000

7  Issued share capital:            IR L2 comprising 2 ordinary shares of
                                    IR L1 each

8  Percentage owned by the Company: 100%

9  Directors:                       Peter Manahan
                                    Gavin Logan

10 Secretary:                       Gavin Logan

11  Accounting reference date:      31 March

12  Auditors:                       Rothwell McHugh & Co, 19 Herbert Street,
                                    Dublin 2, Republic of Ireland

13 VAT registration number:         Not required to be registered

14  Bank accounts:                  None

15 Charges and Encumbrances:        None

FLORACOURT MARKETING LIMITED

1   Registered number:              244263

2   Date of incorporation:          5 February 1996

3   Place of incorporation:         Republic of Ireland

4   Address of registered office:   Sibthorpe, 37A Leeson Park, Dublin 6,
                                    Republic of Ireland

5   Type of company:                Private company limited by shares

6   Authorised share capital:       IR L100,000

7   Issued share capital:           IR L2 comprising 2 ordinary shares of
                                    IR L1 each

8   Percentage owned by the Company:100%

9   Directors:                      Peter Manahan
                                    Gavin Logan

10  Secretary:                      Gavin Logan

11  Accounting reference date:      31 March

12  Auditors:                       Rothwell McHugh & Co, 19 Herbert Street,
                                    Dublin 2, Republic of Ireland

13  VAT registration number:        8244263P

14  Bank accounts:                  AIB Bank
                                    Current account: 39744000
                                    Current account: 23963061

15  Charges and Encumbrances:       None

                                 SCHEDULE THREE

                (Items for delivery by the Seller at Completion)

1 Duly executed transfers of the Shares, the Letville Share and the Floracourt Share and of any shares in any of the Subsidiaries not held by the Company by the registered holders thereof in favour of the Buyers or their nominees (in the case of the Shares), the Company (in the case of the Letville Share) and Letville (in the case of the Floracourt Share).

2 Any waiver, consent or other document necessary to give the Buyers or their nominees full legal and beneficial ownership of the Shares, to give the Company full legal and beneficial ownership of the Letville Share and to give Letville full legal and beneficial ownership of the Floracourt Share.

3 A duly certified copy of the Business Transfer Agreement and any waiver, consent or other document necessary to give the Group full legal and beneficial ownership of the Northern Ireland Business.

4 The relative share certificates relating to the Shares, the Letville Share and the Floracourt Share and the shares in each of the Subsidiaries (whether held by the Company or otherwise) (or an indemnity for lost share certificates in a form reasonably satisfactory to the Buyers).

5 As evidence of the authority of each person executing a document referred to in clause 10 on the Seller's behalf, a copy, certified to be a true copy by a director or the secretary of the Seller, of a resolution of the Seller's board of directors or an authorised committee of that board conferring that authority.

6 As evidence of the authority of each person executing a document referred to in clause 10 on a Covenantor's behalf, a copy of any applicable power of attorney, certified by the Seller's Solicitors to be a true copy.

7 The statutory books and registers and other books of each Group Company written up to date.

8 The books of unissued share certificates and the common seals of each Group Company.

9 The certificates of incorporation and any certificates of incorporation on change of name of the Company and the Subsidiaries.

10 Certificates as to the balance or balances on the banking accounts of the Republic of Ireland Business, the Northern Ireland Business and each Group Company at the close of business not earlier than three Business Days immediately prior to the date of Completion.

11 The cash book balances of the Republic of Ireland Business, the Northern Ireland Business and each Group Company as at not earlier than three Business Days immediately prior to the date of Completion with statements reconciling such cash book balances and the relevant cheque books with the balances referred to in 10.

12 All books of account, cheque books, paying-in books and unused cheques and other documents books and records of the Republic of Ireland Business, the Northern Ireland Business and each Group Company.

13       The Tax Deed and the Irish Tax Deed executed by the Seller and the
         Covenantors.

14 All title deeds to the Properties which are in or under the possession or control of the Seller.

15       A counterpart of the Service Contract duly executed by Gavin Logan.

16 All charges mortgages and debentures to which a Group Company may be subject.

17 The written resignations of the auditors of each Group Company incorporating a statement pursuant to Section 394 of the Act that there are no circumstances connected with such resignations which the resigning auditors consider should be brought to the attention of the members or creditors of that Group Company.

18 Duly certified copies of the minutes of meetings of the board of directors of the Seller and the Board approving execution of the Business Transfer Agreement.

19 A counterpart of the Deed of Termination executed by the Seller, the Company and the Covenantors.

20 The relative share certificates in respect of the Escrow Shares, together with all executed transfers in respect of the Escrow Shares and all executed powers of attorney/stock powers deposited with the Seller's Solicitors pursuant to the Escrow Letter or otherwise.

21 The New Escrow Agreement and the New Escrow Letter duly executed by the Seller and the Covenantors.

22 The Tenancy Agreement duly executed by the Covenantors and Floracourt.

                                  SCHEDULE FOUR

                        (Warranties and representations)


A        THE COMPANY AND THE WARRANTORS

1        Capacity

         Each of the Warrantors has full power and authority and has taken all actions necessary to enter into and perform, and to exercise its rights and perform its obligations under, this Agreement, the Tax Deed, the Irish Tax Deed and each document to be executed at or before Completion. This Agreement constitutes, and the Tax Deed, the Irish Tax Deed and each other such document will, when executed, constitute, legal valid and binding obligations on each of the Warrantors (if a party to any such document) in accordance with the terms thereof.

2        Liabilities owing to or by the Warrantors

         There is not outstanding any indebtedness or other liability (actual or contingent) owing by the Company to any of the Warrantors or any director or any person connected with any of the Warrantors or with any director nor is there any indebtedness owing to the Company by any such person.

3        Warrantors' other interests

         None of the Warrantors, and no person connected with any of the Warrantors, has any interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the Business.

B        INFORMATION

4        Information - General

         (a) All information given by, or on behalf of, the Warrantors or the Company to any Buyer, its advisers or agents before or during the negotiations leading to this Agreement is true, complete, accurate and not misleading.

         (b) All information about the Shares, the Letville Share, the Floracourt Share, each Group Company and the Business which might be material for disclosure to a buyer of the Shares, the Letville Share or the Floracourt Share has been disclosed to the Buyers in writing.

5        The Agreement and the Disclosure Letter

         The information set out in this Agreement and the Disclosure Letter (including each Annex to the Disclosure Letter) is true, complete, accurate and not misleading.

C        THE COMPANY'S CONSTITUTION AND THE SHARES

6        Existence since incorporation

         The Company has been in continuous existence since incorporation.

7        The Shares, the Letville Share and the Floracourt Share

         The Seller is the only legal and beneficial owner of the Shares, the Letville Share and the Floracourt Share. The Shares comprise the whole of the Company's allotted and issued share capital, have been properly allotted and are fully paid or credited as fully paid. The Letville Share has been properly allotted and is fully paid or credited as fully paid. The Floracourt Share has been properly allotted and is fully paid or credited as fully paid.

8        Encumbrances

         There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares, the Letville Share or the Floracourt Share or any unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares, the Letville Share or the Floracourt Share.

9        Memorandum and articles

         The copy of the memorandum and articles of association of the Company annexed to the Disclosure Letter is true and complete and has embodied therein or annexed thereto a copy of every such resolution or agreement as is referred to in Section 380 of the Act. The Company is operating and has always operated its business in all respects in accordance with its memorandum and articles of association at the relevant time.

10       Options etc

         No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including, without specific or generic limitation, conversion rights and rights of pre-emption).

11       Subsidiary Undertakings

         The Company does not have and has never had a subsidiary undertaking other than

         Letville and Floracourt. The Company has no interest in, and has not agreed to acquire an interest in, a corporate body other than Letville and Floracourt.

D        THE COMPANY'S ASSETS

12       Ownership

         The Company is the sole legal owner and sole absolute beneficial owner of the goodwill, undertaking, and all assets or rights actually used or necessary for use in the Northern Ireland Business and/or the Republic of Ireland Business (including, but not limited to, the benefit as lessee, hirer or purchaser of every deed or contract of lease, hire or deferred or conditional purchase agreement in respect of the Properties or any other asset, in favour of the owner or proprietor (or one of the owners or proprietors) from time to time of the Northern Ireland Business or the Republic of Ireland Business in relation to the Northern Ireland Business and/or the Republic of Ireland Business) and, without prejudice to the generality of the foregoing, the Company has completed the purchase of the entire undertaking and assets of the Northern Ireland Business as contemplated by the Option Agreement and/or the Business Transfer Agreement and the purchase of the entire undertaking and assets of the Republic of Ireland Business.

13       Consents

         There have been granted all necessary consents for the acquisition by the Company of every asset or right referred to in paragraph 12, and there has been no breach of any requirement or condition of or relating to any such consent.

14       Taxation

         Since the date of its incorporation, the Company:

         (a) save as disclosed in the Disclosure Letter, has not engaged in any taxable activity (whether of an income or capital nature) nor has it incurred any obligation to pay any Taxation; and

         (b) save as disclosed in the Disclosure Letter, the Company has no obligation to make any returns to Commissioners of Inland Revenue, HM Customs & Excise or any other Taxation Authority.

E        THE COMPANY AND ITS BANKERS

15       Borrowings

         (a) The Company does not currently have, and has not at any previous time had, any overdrafts, loans or other financial facilities outstanding or available to it.

         (b)      The Bank Accounts are in credit.

16       Bank Accounts

         (a) A statement of all the bank accounts of Floracourt and of the credit balances on all such accounts as at 11 May 1998 is annexed to the Disclosure Letter and such statement is an original statement obtained from Floracourt's bankers. Floracourt has no other bank or deposit accounts (whether in credit or overdrawn) which are not included in such statement. Since the date of such statement, there have been no payments out of any such accounts except for routine payments.

         (b) Neither the Company nor Letville have any bank or deposit accounts.

                                  SCHEDULE FIVE

                           (Action pending Completion)

The Seller shall ensure that each Group Company will:

1 not do or omit to do anything which constitutes or would be likely to constitute a material breach of the Warranties;

2 continue to carry on the Business in the ordinary and normal course without material alterations as to its location, scope or operations;

3 settle all debts incurred in the normal course of the Business within the normal periods of credit taken by the Company;

4 incur no capital expenditure or long term commitments outside the normal course of business without the prior written consent of the Buyers;

5 not enter into, modify or agree to terminate any material contract without the prior written consent of the Buyers;

6 save for debt collection in the ordinary course of business, not settle or agree to settle any legal proceedings relating to the Business without the prior written consent of the Buyers;

7        maintain in force the existing insurance cover effected by the Company;

8 permit the Buyers to have reasonable access to the accounting records of the Company and any other information it may reasonably require for the purposes of ensuring the orderly and efficient continuation of the Business and the integration of the Company within the Buyers' group of companies; and

9 make no payments to the Seller or any Covenantor (other than normal remuneration and benefits) without the prior written consent of the Buyers.

                                  SCHEDULE SIX

                                 DATED MAY 1998

                          (1) COMPASS TRUSTEES LIMITED

                                     - and -

                        (2) GAVIN LOGAN AND JOANNE LOGAN

                                     - and -

            (3) TRANSMEDIA EUROPE INC AND TRANSMEDIA ASIA PACIFIC INC

                      -------------------------------------



                                    TAX DEED

                          relating to PORKPINE LIMITED

                         and its subsidiaries other than

            Letville Holdings Limited or Floracourt Marketing Limited

                or any subsidiaries of Letville Holdings Limited

                         or Floracourt Marketing Limited

                      -------------------------------------



                                 Hill Dickinson

                                34 Cuppin Street
                                 Chester CH1 2BN

                                Tel: 01244 896600
                                Fax: 01244 896601

                             Ref: AGS/JW/SJL/1028949

Date of Deed:   May 1998

PARTIES

(1) COMPASS TRUSTEES LIMITED, a company incorporated in Jersey (registered number: 60972) whose registered office is at Cater Allen House, Commercial Street, St. Helier, Jersey JE4 5XZ, Channel Islands (the "Seller");

(2) GAVIN LOGAN, of 42 Princetown Road, Bangor, Co. Down, Northern Ireland ("Mr Logan") and JOANNE LOGAN, also of 42 Princetown Road, Bangor, Co. Down, Northern Ireland ("Mrs Logan"); and

(3) TRANSMEDIA EUROPE INC, a company incorporated under the laws of the state of Delaware, and TRANSMEDIA ASIA PACIFIC INC, a company incorporated under the laws of the state of Delaware, whose principal place of business in the United Kingdom is 11 St James's Square, London SW1Y 4LB (each a "Buyer" and, together, the "Buyers").

RECITAL

The Seller has agreed to sell the entire issued share capital of the Company to the Buyer. The terms of the sale are set out in the Agreement.

1        DEFINITIONS AND INTERPRETATION

1.1 In this Deed, the following expressions shall have the following meaning:

"1998 Accounts"                     the Company Accounts and the Partnership
                                    Accounts for the Accounting Period ended on the Balance Sheet Date;

"Company Accounts"                  each Group Company's individual accounts (as
                                    that term is used in Section 226 of the Act) and the cash flow statement and the Group's group accounts (as that term is used in section 227 of the Act) and the consolidated statement of cashflow and the other documents which are required by law to be annexed to those accounts;

"Act"                               the Companies Act 1985;

 "Actual Liability to Taxation"     any liability of the Company and/or the
                                    Subsidiaries to make actual payment of (or of an amount in respect of) Taxation;

 "Agreement"                        an agreement dated May 1998 made between the
                                    Seller (1) the Buyers (2) and Mr Logan and
                                    Mrs Logan (3) relating to the sale and
                                    purchase of all the shares in the Company;

 "Balance Sheet Date"               31 March 1998;

 "Claim" any letter, assignment, notice, demand or other document issued or action taken by any Taxation Authority from which it appears that the Company and/or the Subsidiaries is or may be or may become liable to any Liability to Taxation;

 "Company"                          Porkpine Limited a company incorporated in
                                    Jersey (registered number: 60973) whose
                                    registered office is at Cater Allen House, Commercial Street, St. Helier, Jersey JE4
                                    5XZ, Channel Islands;

 "Covenantor"                       the Seller, Mr Logan or Mrs Logan and
                                    "Covenantors" shall be construed
                                    accordingly;

 "Effective Liability to Taxation"  shall have the meaning provided in clause
                                    1.6;

 "Event" includes any event act transmission or omission or deemed event act transaction or omission whether or not the Company and/or the Subsidiaries is a party to it including (without limitation):

                                    (a) a failure to make sufficient
                                    distributions to avoid an apportionment of income under sections 423 and 428 and
                                    Schedule 19 to ICTA;

                                    (b) any receipt or accrual of income or
                                    gains, distribution, acquisition, disposal, transfer, payment, loan or advance;

 "ICTA"                             the Income and Corporation Taxes Act 1988;

 "Inheritance Tax"                  any Taxation payable pursuant to the
                                    Inheritance Tax Act 1984;

 "Liability to Taxation"            any Actual Liability to Taxation and/or
                                    Effective Liability to Taxation and/or
                                    payment referred to in clause 2.1;

 "non-availability"                 includes in relation to a Relief or right to
                                    repayment of Taxation the reduction
                                    modification loss claw-back counteraction disallowance or cancellation of that Relief or right to repayment of Taxation or a failure to obtain a Relief to which the Company and/or the Subsidiaries assumed it was entitled;

 "Partnership Accounts"             accounts prepared in respect of the Northern
                                    Ireland Business as carried on by Mr Logan and Mrs Logan in partnership (or by either
                                    Mr Logan or Mrs Logan as sole trader) from time to time and reported on as such by the Seller's Accountants or such other firm of chartered accountants as shall report on such accounts from time to time;

 "Post Completion Relief"           (a)      any Relief which is not available
                                             before Completion and which arises
                                             as a result of any Event occurring
                                             after Completion or in respect of
                                             any period ended after Completion;
                                             or

                                    (b)      any Relief which arises as a result
                                             of any Event or combination of
                                             Events occurring after the Balance
                                             Sheet Date and before Completion
                                             where such Event or combination of
                                             Events occurs within the ordinary
                                             course of business of the Company
                                             and/or the Subsidiaries as carried
                                             on during that period;

"Relevant Relief"                   (a)      any Relief which was treated as an
                                             asset of the Company and/or the
                                             Subsidiaries in the 1998
                                             Accounts;

                                    (b)      any Relief which was taken into
                                             account in computing (and so
                                             reducing or eliminating) any
                                             provision for Taxation which
                                             appears in the 1998 Accounts or
                                             which would have appeared in the
                                             Accounts but for the presumed
                                             availability of such Relief

                                    and for this purpose "Relief" shall include any Relief which the Company and/or the Subsidiaries has assumed is available to it and has been utilised in the manner described in (a) or (b) above whether or not at the time of such utilisation the Company and/or the Subsidiaries was actually entitled to any such Relief;

 "Relief" any loss relief allowance exemption set-off or deduction or right to repayment or credit or other relief of a similar nature granted by or available in respect of any Taxation or for the purposes of computing income profits or gains for Taxation;

"Subsidiary"                        any subsidiary of the Company at the date of
                                    this Deed other than Letville, Floracourt or any subsidiary or Letville or Floracourt;
                                    and

"Taxation"


                                    all forms of taxation, and statutory,
                                    governmental, state, provincial, local
                                    governmental or municipal impositions,
                                    duties, imposts, contributions and levies, in each case whether in the United Kingdom, or elsewhere in the world whenever imposed and any payment whatsoever which the Company and/or the Subsidiaries may be or become bound to make to any person as a result of any enactment relating to Taxation and all penalties, fines, charges, costs and interest relating thereto which the Company and/or the

                                    Subsidiaries may be or become liable to pay to any Taxation Authority or any other person.

1.2 Reference to income and profits or gains earned, accrued or received includes income or profits or gains deemed to have been, treated as or regarded as earned, accrued, received or otherwise arising for the purposes of any legislation.

1.3 Reference to a Claim for Taxation shall include any Claim whether made before or after the date of this Deed (whether or not the relevant Actual Liability to Taxation is satisfied at that date).

1.4 Reference to the result of an Event or Events on or before the date of this Deed includes the combined result or results of two or more Events one of which shall have taken place on or before that date and is outside the ordinary course of business and the second of which is a direct consequence of the first.

1.5 There shall be excluded (without limitation) from the meaning of "ordinary course of business" the following:

         1.5.1 any Taxation arising under Part VIII Taxes Management Act 1970 (charges on non-resident);

         1.5.2    any Taxation arising under Part XVII ICTA (tax avoidance);

         1.5.3 any Taxation arising in respect of any distribution (as defined in Part VI ICTA) or deemed distribution;

         1.5.4 any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including a loan of money or the letting hire or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be in excess of that (if any) actually received or for a consideration deemed for Taxation purposes to be less than that actually given, to the extent of that excess or shortfall (as the case may be);

         1.5.5 any Taxation arising in respect of a transaction which may result in the Company and/or the Subsidiaries and/or the Buyer becoming liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person firm or company other than any Taxation which the Company and/or the Subsidiaries has deducted pursuant to the provisions of section 203 ICTA;

         1.5.6 any Taxation which the Company and/or the Subsidiaries failed to deduct or which arose as a result of a failure by the Company to deduct or duly account for Taxation; and

         1.5.7 any Taxation arising from the disposal acquisition or deemed disposal or acquisition of any asset (other than trading stock) with a value in excess of (pound)1,000.

1.6 Any reference to an "Effective Liability to Taxation " shall be construed as a reference to:

         1.6.1 the set-off of any Post-Completion Relief against any Actual Liability to Taxation in respect of which the Seller would, but for such set-off, have been liable under clause 2.1 or the set-off against any income, profits or gains of the Company and/or the Subsidiaries earned, accrued or received on or before Completion or in respect of a period ended on or before Completion in circumstances where, but for such set-off, the Company and/or the Subsidiaries would have suffered an Actual Liability to Taxation in respect of which the Seller and/or the Subsidiaries would have been liable under clause 2.1 (and, for the purposes of clause 2.1, the amount of such an Effective Liability to Taxation arising as a result of such set-off will be the amount of the Post-Completion Relief set-off against an Actual Liability to Taxation or the amount of Taxation saved as a result of the set-off of the Post-Completion Relief against income, profits or gains, as the case may be); or

         1.6.2 the non-availability (in whole or in part) of any right to repayment of Taxation which was treated as an asset of the Company and/or the Subsidiaries in 1998 Accounts or the set-off of any right to repayment of Taxation which arises wholly or mainly as a result of any Event or combination of Events occurring after Completion or in respect of any period ended after Completion against any Actual Liability to Taxation in respect of which the Seller would, but for such set-off, have been liable under clause 2.1 (and for the purposes of clause 2.1, the amount of such Effective Liability to Taxation will be the amount of the repayment of Taxation which would have been obtained but for the non-availability or set-off); or

         1.6.3 the non-availability or set-off or deduction by the Company and/or the Subsidiaries (in whole or in part) of any Relevant Relief against any Actual Liability to Taxation in respect of which the Seller would, but for such deduction or set-off, have been liable under clause 2.1 (and for the purposes of clause 2.1 the amount of such Effective Liability to Taxation shall be:

                  1.6.3.1 the amount of that Relevant Relief if the Relevant Relief was a deduction from or set-off against Taxation;

                  1.6.3.2 if the Relevant Relief was a deduction from or set-off against income, profits or gains the amount of Taxation which has been saved in consequence of the deduction or off-setting or in the case of the non-availability of a Relevant Relief the amount of Taxation that would have been saved but for such non-availability).

1.7 Words and expressions defined or used in the Agreement shall (unless the context requires otherwise) have the same meanings in this Deed.

1.8 Any reference to a statutory provision includes a reference to all prior and subsequent modifications, re-enactments and amendments of that provision and any regulations made under it.

1.9 References to clauses are to clauses of this Deed unless otherwise stated.

1.10 Words importing the singular meaning include the plural and vice versa and words importing any gender include any other gender.

1.11 References to any English legal term or concept (including without limitation, those relating to any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12 The index and headings are inserted for convenience only and shall not affect the construction of this Deed.

2        COVENANTS BY COVENANTORS

2.1 Subject as hereinafter provided, the Covenantors hereby covenant to pay to the Buyers an amount equal to:

         2.1.1 any Actual Liability to Taxation resulting from or by reference to:

                  2.1.1.1 any income profits or gains earned, accrued or received by the Company and/or the Subsidiaries on or before the date of this Deed;

                  2.1.1.2 any Event which occurred on or before the date of this Deed or was deemed to occur on or before such date for the purposes of Taxation whether alone or in conjunction with other Events;


                  2.1.1.3 any Event occurring after Completion in pursuance of a legally binding obligation or arrangement, in either case whether conditional or unconditional, incurred or entered into on or before Completion; or

                  2.1.1.4 any combination or series of Events which includes an Event effected before Completion and where any Events effected after Completion are effected in pursuance of a legally binding obligation or arrangement, whether conditional or unconditional, incurred or entered into on or before Completion;

         2.1.2    any Effective Liability to Taxation;

         2.1.3 any Liability to Taxation which would have been avoided but for the failure of the Company and/or the Subsidiaries to obtain a Taxation deduction for any management charge paid or incurred prior to Completion or the disallowance by the Inland Revenue of any deduction previously claimed by the Company and/or the Subsidiaries;

         2.1.4 any payment made by the Company and/or the Subsidiaries whether to a Taxation Authority or not between the Balance Sheet Date and Completion in respect of an Actual Liability to Taxation that would have been a liability of the Covenantors under clause 2.1.1 but for such payment;

         2.1.5 any amount by which the depletion or reduction in value of the assets of and/or the shares in the Company and/or the Subsidiaries or the increase in its liabilities arising wholly or partly by reason of any Liability to Taxation exceeds the amount of that Liability to Taxation;

         2.1.6 any reasonable costs and expenses properly incurred by the Buyers and/or the Company and/or the Subsidiaries in connection with any such Liability to Taxation (or claim therefor) or in taking or defending any action under this Deed (such costs and expenses to include reasonable compensation for time spent in connection with such matters as aforesaid by employees of the Buyers and/or the Company and/or the Subsidiaries; and

         2.1.7 any liability of the Company and/or the Subsidiaries to pay or repay an amount in respect of Taxation under any agreement indemnity guarantee covenant mortgage or charge or other contractual obligation entered into on or before Completion.

2.2 The covenant in clause 2.1 above shall apply whether or not the Taxation in respect of which there is a Liability to Taxation is chargeable against or attributable to any other person or body whatsoever.

2.3      2.3.1    Without prejudice to the generality of clause 2.1 above, the
                  Covenantors hereby covenant with and undertake to the Buyers to pay to the Buyers an amount equal to any depletion or reduction in the value of the shares or assets of the Company or any increase in the liabilities of the Company as a result of any Inheritance Tax which:

                  2.3.1.1 is at the date of this Deed a charge on any of the shares or assets of the Company and/or the Subsidiaries or gives rise to a power to sell mortgage or charge any of the shares in or assets of the Company and/or the Subsidiaries; or

                  2.3.1.2 after the date of this Deed becomes a charge on or gives rise to a power to sell mortgage or charge any of the shares in or assets of the Company and/or the Subsidiaries being a liability in respect of Inheritance Tax payable as a result of the death of any person within seven years after a transfer of value or a deemed transfer of value if a charge on or power to sell mortgage or charge any such share or assets would, if the death had occurred immediately before the date of this Deed and the Inheritance Tax payable as a result thereof had not been paid, have existed at the date of this Deed; or

                  2.3.1.3 arises a result of a transfer of value occurring or being deemed to occur on or before the date of this Deed (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company and/or the Subsidiaries.

         2.3.2 In determining for the purposes of this Deed whether a charge on or power to sell mortgage or charge any of the shares or assets of the Company and/or the Subsidiaries exists at any time, the fact that any Taxation is not yet payable or may be paid by instalments shall be disregarded and such Taxation shall be treated as becoming due and a charge or power to sell mortgage or charge as arising on the date of the transfer of value or other date or event or in respect of which it becomes payable or arises.

         2.3.3 The provisions of section 213 Inheritance Tax Act 1984 shall not apply to any payments falling to be made under this Deed.

3        PAYMENTS FREE OF WITHHOLDING ETC.

3.1 All sums payable by the Covenantors to the Buyers under this Deed shall be paid gross, free and clear of all deductions, withholdings and rights of set-off or counterclaim whatsoever save only as may be required by law.

3.2 If any deduction or withholdings are required by law to be made from any sums, the Covenantors shall at the time of making the relevant payment under this Deed be obliged to pay the Buyers such further amount as will after the deduction or withholding has been made leave the Buyers with the same amount as they would have been entitled to receive in the absence of such requirement to make a deduction or withholding provided that if any credit or allowance is subsequently obtained by the Buyers or either of them or the Company and/or the Subsidiaries in respect of such increased sum the amount of such credit or allowance shall be repaid to the Covenantors within ten Business Days of the utilisation of such credit or allowance.

3.3 If any sum payable by the Covenantors to the Buyers under clause 2, clause 3.2 and/or this clause 3.3 shall at the time of making the relevant payment under this Deed be subject to an Actual Liability to Taxation in the hands of the Buyers, the Covenantors shall pay to the Buyers such further sum as will, after deduction of an amount equal to Taxation claimed on such further sum, leave the Buyers with the same net amount as they would have received if the sum payable under clause 2 had not been subject to an Actual Liability to Taxation in their hands.

3.4 If any sum payable by the Covenantors to the Buyers under clause 2, clause 3.2, clause 3.3 and this clause 3.4 would have been subject to an Actual Liability to Taxation (or a greater Actual Liability to Taxation) in the hands of the Buyers but for the availability of any Relief or a right to repayment of Taxation, the Covenantors shall pay to the Buyers such further sum as will, after deduction of an amount equal to the Taxation to which that further sum would otherwise be subject in the hands of the Buyers, leave the Buyers with a net amount equal to the aggregate of (i) the sum they would have received if the sum payable under clause 2 had not been subject to Taxation in their hands and (ii) a sum equal to the amount of Taxation to which the sum payable under clause 2.1 and the sum payable under clause 3.2 and/or clause 3.3 and/or this clause 3.4 would have been subject in the hands of the Buyers but for the availability of the said Relief or a right to repayment of Taxation.

4        EXCLUSIONS

         The covenants given by the Covenantors in clause 2.1 shall not apply to any Liability to

         Taxation:

         4.1 to the extent that specific provision or reserve in respect of the Actual Liability to Taxation has been made in the 1998 Accounts or to the extent that payment or discharge of Actual Liability to Taxation has taken place prior to the date hereof and has been taken into account therein;

         4.2 for which the Company and/or the Subsidiaries is or may become primarily liable as a result of transactions entered into in the ordinary course of its business after the Balance Sheet Date;

         4.3 to the extent that such Liability to Taxation would not have arisen or would have been eliminated or reduced but for a failure or omission on the part of the Company and/or the Subsidiaries to make any claim, election, surrender or disclaimer or give any notice to do any other thing the making, giving or doing of which was taken into account in computing the provision or reserved for Taxation in the 1998 Accounts;

         4.4 to the extent that such Liability to Taxation would not have arisen or would have been reduced or eliminated but for a disclaimer of capital allowances or a revision to a claim therefor where such revision or disclaimer is caused or made by the Buyers or the Company and/or the Subsidiaries after Completion;

         4.5 to the extent that such Liability to Taxation arises or is increased as a consequence of any failure by the Buyers to comply with any of its respective obligations in this Deed or in the Agreement;

         4.6 to the extent that the income, profits or gains in respect of which such Liability to Taxation arises were actually earned, accrued or received by the Company and/or the Subsidiaries prior to the Balance Sheet Date but were not reflected in the 1998 Accounts;

         4.7 to the extent that any Relief (other than the Post-Completion Reliefs or Relevant Reliefs) of the Company and/or the Subsidiaries arising in respect of a period ended on or before Completion is available to relieve or be set-off against such Liability to Taxation;

         4.8 which would not have arisen but for a voluntary act or omission or transaction of the Company and/or the Subsidiaries occurring after the date of this Deed otherwise than in the ordinary and normal course of business;

         4.9 to the extent that the liability arises as a result only of a provision or reserve for the liability made in the 1998 Accounts being insufficient, is a consequence of an increase in the rates of Taxation announced after the date of this Deed with retrospective effect; and



         4.10 to the extent that liability arises as a direct result of the transactions contemplated in the Agreement that would not have arisen but for such transactions.

5        OBLIGATIONS AND RELEASE OF COVENANTORS

5.1 Any liability to the Buyers under this Deed may in whole or in part be released compounded or compromised or time or indulgence may be given by the Buyers in their absolute discretion as regards any of the Covenantors under such liability without in any way prejudicing or affecting their rights against the other Covenantors under the same or a like liability.

5.2 No delay or omission of the Buyers in exercising any right power or privilege under this Deed shall impair such right power privilege or be construed as a waiver thereof and any single or partial exercise of any such right power or privilege shall not preclude the further exercise of any right power or privilege.

6        CONDUCT OF NEGOTIATIONS AND PROCEEDINGS

6.1 If any Buyer becomes aware of a Claim relevant for the purposes of this Deed, it shall within 20 days of receipt in the case of a Claim which is an assessment to Taxation (or in the case of a Claim in respect of which an appeal must be lodged with the relevant Taxation Authority within 30 days of receipt of such assessment) and in any case as soon as reasonably practicable give written notice of it to the Covenantors but such notice shall not be a condition precedent to the liability of the Covenantors under this Deed.

6.2 If the Covenantors first indemnify and secure the Buyers and the Company and/or the Subsidairies to the reasonable satisfaction of the Buyers against all losses, reasonable costs, liabilities, damages and expenses (including interest on overdue Taxation which may be incurred thereby) incurred by the Buyers in so doing, the Buyers shall take (and shall procure that the Company and/or the Subsidiaries take or takes) such action as the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal compromise or defend the Claim provided that:

         6.2.1 the Buyers shall not be obliged to procure that the Company and/or the Subsidiaries appeal against the Claim if, having given the Covenantors written notice of the receipt of the Claim, the Buyers have not within a reasonable time (and in any event within 30 days), thereafter received instructions from the Covenantors in accordance with this clause 6.2 to make that appeal or to have the right to conduct the appeal and in such circumstances the Buyers may chose to treat the Liability to Taxation in respect of that Claim as determined at the value specified in the Claim and/or the Buyers and/or the Company and/or the Subsidiaries shall (without prejudice to their rights under this Deed) be free to pay or settle the Claim on such terms as they may in their absolute discretion consider fit;

         6.2.2 the Buyers shall not be obliged to procure that the Company and/or the Subsidiaries pursue any appeal beyond the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or Value Added Tax Tribunal or any equivalent forum in the United Kingdom or Ireland or any other jurisdiction unless the Covenantors furnish the Buyers with the written opinion of leading tax counsel to the effect that an appeal against the Liability to Taxation will, on the balance of probabilities, be won; and

         6.2.3 the Buyers shall not in any event be obliged to comply with any unreasonable instruction of the Covenantors and the Covenantors' professional advisers shall not be entitled to make a settlement or compromise of the Claim or agree any matter in the course of disputing the Claim or take any action which is likely to adversely affect the amount thereof or increase the future liability of the Company and/or the Subsidiaries in respect of Taxation or adversely affect the relationship of the Company and/or the Subsidiaries with the relevant Taxation Authority;

6.3 The Covenantors may have any action referred to in clause 6.2 taken by professional advisers nominated by them for this purpose if the
         Covenantors:

         6.3.1    keep the Buyers informed of all matters relating to the Claim;

         6.3.2 obtain the Buyers' prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers in respect of any action conducted by the Covenantors' professional advisers, the Buyers or their nominated agents shall be entitled to receive copies of any proposed correspondence or documents to be submitted to any Taxation Authority. The Buyers or their agents may comment on such correspondence or documents, such comments to be provided to the Covenantors' professional advisers as soon as reasonable practicable and in any event within 30 days of receipt. The Covenantors' professional advisers shall not
                                       56
         unreasonably refuse to adopt the comments of the Buyers or their agents.

6.4 Clause 6.2 shall not apply if any of the Covenantors or the Company and/or the Subsidiaries shall have committed acts or omissions which constitute fraudulent or negligent conduct pursuant to section 36 Taxes Management Act 1970.

7        DATE FOR PAYMENT

7.1 The Covenantors shall make payments to the Buyers under this Deed not later than on the following dates:

         7.1.1 insofar as a Claim represents Taxation borne or to be borne by the Company and/or the Subsidiaries, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that Taxation) on the later of five Business Days before the Taxation becomes due and five Business Days after the date on which a notice containing a written demand thereof is delivered to the Covenantors;

         7.1.2 insofar as a Claim consists of the loss of a right to repayment of Taxation, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the date on which that repayment would otherwise have become due; and

         7.1.3 insofar as the Claim consists of the non-availability or set-off of any relief or in any other case, the Covenantors shall make the payment five Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantors and the day on which such Relief would otherwise have been utilised by the Company and/or the Subsidiaries and/or the Buyers and for this purpose references to a date on which Taxation becomes due include a reference to the date on which Taxation becomes due were it not for the availability of some Relief or right to repayment of Taxation. Any payment which becomes due on a day which is not a Business Day shall be paid on the next following Business Day, and any payment which is made after noon on any day shall, for the purposes of calculating interest, be deemed to have been paid on the next following Business Day. No payment shall be treated as made until cleared funds in respect thereof are available to the Buyers.

7.2 If the Covenantors dispute the amount of any payment otherwise due to the Buyers under this Deed, the following provisions shall apply. Either party may refer the dispute to an independent firm of chartered accountants agreed to by them, failing which such other independent firm of chartered accountants as the President of the Institute of Chartered Accountants of England and Wales may nominate (the "Expert") on the basis that the Expert is to make a decision on the dispute within 30 Business Days of receiving the reference. The Expert shall in the absence of fraud or manifest error be final and binding on both parties and the amount payable by the Covenantors shall be amended to reflect the decision of the Expert. The costs of the Expert in respect of any reference shall be borne by the party whose contention is not upheld and failing the upholding of any party's contention in full costs as the Expert may award.

8        INTEREST

         If any sum due and payable by any party under this Deed is not paid on the due date in accordance with the provisions of this Deed, the party required to make such payment shall in addition to that sum pay interest to the party due to receive such payment from the date for payment of the sum to and including the day of actual payment of the sum (or the next Business Day if the actual payment is not made on a Business Day). The interest accrues from day to day (before and after judgment) at the rate of 3% per year above the base rate of National Westminster Bank Plc (or, if there is no base rate, at a similar rate reasonably selected by the party due to receive such payment) and is compounded quarterly.

9        WARRANTIES AND LIMITATIONS

9.1 Such of the provisions of clause 14 of the Agreement as are expressed to extend to this Deed shall so extend and be deemed to apply mutatis mutandis to this Deed as if the same had been set out in full in this Deed.

9.2 If the Buyers or the Company and/or the Subsidiaries are entitled to recover from another person a sum in respect of a matter to which clause 2 relates and the Covenantors have first agreed (to the Buyers' reasonable satisfaction) to indemnify and secure the Buyers and/or the Company and/or the Subsidiaries against all reasonable costs and expenses which the Buyers and/or the Company and/or the Subsidiaries may incur in connection with the taking of the following action then at the Covenantors' request the Buyers shall and shall ensure that the Company and/or the Subsidiaries shall take any action reasonably requested by the Covenantors to enforce recovery against the other person.

10       GENERAL PROVISIONS

10.1     This Deed shall be personal to the parties and shall not be assignable.

10.2 The provisions of this Deed shall remain in full force and effect notwithstanding Completion.

10.3 All obligations expressed to be those of the Covenantors are joint and several.

10.4 Any right of rescission conferred upon by any party under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such right of rescission shall constitute a waiver by that party of any such other right or remedy.

10.5 The Buyers may release or compromise the liability of any of the Covenantors hereunder or grant to any Covenantor time or other indulgence without affecting the liability of any other Covenantor hereunder.

11       ANNOUNCEMENTS

         No announcements or statement (whether oral or written) concerning this Deed shall be made to the press or other communications medium unless such announcement or statement shall have been agreed between the Buyers and the Covenantors or unless such announcement or statement shall be a requirement of law and the Buyers shall have first consulted with the Covenantors as to the terms of such an announcement.

12       NOTICES

12.1 Any notice or other document required or permitted to be given under this Deed shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope marked confidential and addressed to the party due to receive such notice or communication:

         12.1.1 in the case of the Buyers, the Buyers' principal place of business in the United Kingdom at 11 St James's Square, London SW1Y 4LB; or

         12.1.2 in the case of the Seller, to the registered office of the Seller from time to time; or

         12.1.3 in the case of Mr Logan or Mrs Logan, to 42 Princetown Road, Bangor, Co. Down, Northern Ireland
         or to such other address within the United Kingdom, the Republic of Ireland or the Channel Islands as any party may specify in writing to the other parties.

12.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

         12.2.1 if delivered personally, when left at the address referred to in clause 12.1; or

         12.2.2   if sent by mail, two days after posting it.

12.3 In the case of notices sent by post, it shall be sufficient in providing such service to prove that the envelope containing the notice was properly stamped, addressed and posted.

13       GOVERNING LAW AND JURISDICTION

13.1     This Deed is governed by English law.

13.2 The courts of England have exclusive jurisdiction to hear and decide any suit, action or proceedings, and to settle any disputes which may arise out of or in connection with this Deed (respectively "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

13.3 Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum.

13.4 Process by which any Proceedings are begun in England may be served on a party to this Agreement by being delivered in accordance with clauses
         12.1 and 12.2. Nothing in this clause 13.4 affects the right to serve process in another manner permitted by law.

14       COUNTERPARTS

         This Deed may be executed in any number of counterparts each of which when executed is an original, but all the counterparts together constitute the same document.

  IN WITNESS whereof this Deed has been executed the day and year first before written.

  EXECUTED as a Deed by             )
  COMPASS TRUSTEES LIMITED )

  acting by:                                       )

  EXECUTED as a Deed by             )
  GAVIN LOGAN                               )
  in the presence of:                              )


  Witness signature:

  Witness name:

  Witness address:

  Witness occupation:

  EXECUTED as a Deed by             )
  JOANNE LOGAN                      )

  in the presence of:                              )

  Witness signature:

  Witness name:

  Witness address:

  Witness occupation:

  EXECUTED as a Deed by             )
  TRANSMEDIA EUROPE INC    )

  acting by:                                       )

EXECUTED as a Deed by                              )
TRANSMEDIA ASIA PACIFIC INC          )
  acting by:                                       )

                                 SCHEDULE SEVEN

                                 DATED MAY 1998

                          (1) COMPASS TRUSTEES LIMITED

                                     - and -

                        (2) GAVIN LOGAN AND JOANNE LOGAN

                                     - and -

            (3) TRANSMEDIA EUROPE INC AND TRANSMEDIA ASIA PACIFIC INC

                      -------------------------------------



                                    TAX DEED

                      relating to Letville Holdings Limited

                              and its subsidiaries

                      -------------------------------------





                                 Hill Dickinson

                                34 Cuppin Street
                                 Chester CH1 2BN

                                Tel: 01244 896600
                                Fax: 01244 896601

                             Ref: AGS/JW/SJL/1028949

Date of Deed:   May 1998

PARTIES

(1) COMPASS TRUSTEES LIMITED a company incorporated in Jersey (registered number: 60972) whose registered office is at Cater Allen House, Commercial Street, St. Helier, Jersey JE4 5XZ, Channel Islands (the "Seller");

(2) GAVIN LOGAN, of 42 Princetown Road, Bangor, Co. Down, Northern Ireland ("Mr Logan") and JOANNE LOGAN, also of 42 Princetown Road, Bangor, Co. Down, Northern Ireland ("Mrs Logan"); and

(3) TRANSMEDIA EUROPE INC, a company incorporated under the laws of the state of Delaware, and TRANSMEDIA ASIA PACIFIC INC, a company incorporated under the laws of the state of Delaware, whose principal place of business in the United Kingdom is 11 St James's Square, London SW1Y 4LB (each a "Buyer" and, together, the "Buyers").

RECITAL

The Seller has agreed to sell the entire issued share capital of the Company to the Buyer. The terms of the sale are set out in the Agreement. The terms of the sale are set out in the Agreement.

1        DEFINITIONS AND INTERPRETATION

         In this Deed, the following expressions shall have the following meaning:


         "1998 Accounts"            the Company Accounts for the Accounting
                                    Period ended on the Balance Sheet Date;

         "Agreement"                an agreement dated May 1998 made between the
                                    Seller (1), the Buyers (2) and Mr Logan and
                                    Mrs Logan (3) relating to the sale and
                                    purchase of all the shares in Porkpine
                                    Limited;

         "Balance Sheet Date"       31 March 1998;

         "Claim" any letter, assignment, notice, demand or other document issued or action taken by or on behalf of the Revenue Commissioners or the Inland
                                    Revenue or any other taxation authority
                                    whatsoever in any part of the world from which it appears that the Company and/or the Subsidiaries is or may be or may become liable to any Liability To Taxation;

         "Claim For Taxation"       any claim, notice, demand, assessment,
                                    letter or other document made or issued or
                                    any action taken or omission made by or on
                                    behalf of the Revenue Commissioners or the
                                    Inland Revenue or any revenue or fiscal
                                    authorities, customs and excise authorities
                                    or any other statutory or governmental
                                    authority, agency, body or official
                                    whatsoever in any part of the world whereby
                                    the Company and/or the Subsidiaries are or
                                    may be placed or sought to be placed under a
                                    Liability To Taxation (whether or not it is
                                    primarily payable by the Company and/or the
                                    Subsidiaries and whether or not the Company
                                    and/or the Subsidiaries has or have or may
                                    have any right of reimbursement);

         "Company"                  Letville Holdings Limited, a company
                                    incorporated in the Republic of Ireland
                                    (registered no. 244728) whose registered
                                    office is at Sibthorpe, 37A Leeson Park,
                                    Dublin 6, Republic of Ireland;

         "Company Accounts"         the individual accounts of the Company and
                                    each of the Subsidiaries prepared in
                                    accordance with the Irish Companies Acts and
                                    the statement of cashflow and the Group's
                                    group accounts prepared in accordance with
                                    the Irish Companies Acts and the other
                                    documents which are required by law to be
                                    annexed to those accounts;

         "Covenantor"               the Seller, Mr Logan or Mrs Logan and
                                    "Covenantors" shall be construed
                                    accordingly;

         "Group"                    the Company and each Subsidiary;


         "Liability To Taxation"    any liability whatsoever to make a payment
                                    of or in respect of Taxation and includes:

                                    (a)      the loss, reduction, counteracting
                                             or clawing back of or failure to
                                             obtain any Relief which would
                                             otherwise have been available to
                                             the Company and/or the Subsidiaries
                                             and/or the use of any Relief which
                                             would otherwise have been available
                                             to the Company and/or the
                                             Subsidiaries against any profit,
                                             income, gain or receipt or deemed
                                             profit, income, gain or receipt;
                                             and

                                    (b)      the nullifying, cancellation,
                                             set-off or reduction of a right to
                                             repayment of Taxation which would
                                             otherwise have been available to
                                             the Company and/or the Subsidiaries

                                    and in each such case the amount of the
                                    Relief so lost, counteracted, clawed back or used or the amount of repayment which would otherwise have been obtained shall be treated as an amount of Taxation for which a liability has arisen and fallen due on the date on which (in the case of a Liability To
                                    Taxation falling within paragraph (a)) the resulting Taxation is due and payable or would have been due and payable but for the utilisation of any other Relief by the Company or (in the case of a Liability To
                                    Taxation falling within paragraph (b)) the resulting repayment would have been received or (where such repayment was dependent upon the making of an application or the satisfaction of some other condition) the earliest date upon which such application could have been made or such condition satisfied.

         "non-availability"         includes in relation to a Relief or right to
                                    repayment of Taxation the reduction,
                                    modification, loss, clawback, counteraction,


                                    disallowance or cancellation of that Relief or right to repayment of Taxation or a failure to obtain a Relief to which the Company and/or the Subsidiaries assumed it was entitled;

         "Relief" any relief, allowance, exemption, credit, deduction or set-off of whatsoever nature in computing any liability to Taxation or any credit against Taxation or in computing or against any profit, income, gain or receipt of whatsoever nature howsoever arising;

         "Subsidiary"               any subsidiary of the Company at the date of
                                    this Deed including for the avoidance of
                                    doubt Floracourt Marketing Limited; and

         "Taxation"                 all forms of taxation, duties, imposts,
                                    levies, withholding, rates and charges of
                                    whatsoever nature whether of the Republic of
                                    Ireland or elsewhere in any part of the
                                    world wherever or whenever created or
                                    imposed including income tax, corporation
                                    tax, advance corporation tax, capital gains
                                    tax, capital acquisitions tax, inheritance
                                    tax, capital transfer tax, deposit interest
                                    retention tax, VAT, probate tax, sales tax,
                                    customs and other import and export duties,
                                    excise duties, stamp duty, capital duty,
                                    wealth tax, property tax, rates, pay-related
                                    social insurance or other similar
                                    contributions and generally all taxes,
                                    duties, imposts withholdings, levies, rates
                                    and charges whatsoever on or in relation to
                                    income, profits, gains, sales, receipts, use
                                    or occupation and any taxes, duties,
                                    imposts, withholdings, levies, rates and
                                    charges supplementing or replacing any of
                                    the foregoing and any interest, charges,
                                    surcharges, fines, penalties, costs and
                                    expenses in connection with any of the
                                    foregoing, and the expression "tax" shall be
                                    construed accordingly.

1.2 Reference to income and profits or gains earned, accrued or received includes income or profits or gains deemed to have been, treated as or regarded as earned, accrued, received or otherwise arising for the purposes of any legislation.

1.3 Reference to a Claim For Taxation shall include any Claim whether made before or after the date of this Deed (whether or not the relevant Liability To Taxation is satisfied at that date).

1.4 Reference to the result of an event or events on or before the date of this Deed includes the combined result or results of two or more events one of which shall have taken place on or before that date and is outside the ordinary course of business and the second of which is a direct consequence of the first.

1.5 Words and expressions defined or used in the Agreement shall (unless the context requires otherwise) have the same meanings in this Deed.

1.6 Any reference to a statutory provision includes a reference to all prior and subsequent modifications, re-enactments and amendments of that provision and any regulations made under it.

1.7 References to clauses are to clauses of this Deed unless otherwise stated.

1.8 Words importing the singular meaning include the plural and vice versa and words importing any gender include any other gender.

1.9 References to any Irish legal term or concept (including without limitation, those relating to any action, remedy, method of judicial proceeding, document, statute, court official, governmental authority or agency) shall in respect of any jurisdiction other than the Republic of Ireland be construed as references to the term or concept whch most nearly corresponds to it in that jurisdiction.

1.10 The index and headings are inserted for convenience only and shall not affect the construction of this Deed.

2        COVENANTS BY COVENANTORS

         Subject to clause 4, the Covenantors hereby jointly and severally covenant with and undertake to the Buyers (for themselves and as trustee for all others who are the owners from time to time of the Shares) to indemnify and keep indemnified the Buyers and each of them from and against:

         2.1 any Claim For Taxation, any Liability To Taxation and any depletion or diminution in the value of the assets of, or increase in liabilities of, or loss of any benefit or advantage by, the Company and/or the Subsidiaries arising wholly or partly by reason of or in connection with any Claim For Taxation or any Liability To Taxation in respect of, by reference to or in consequence of:

                  2.1.1 any act, omission, event or transaction or series of transactions wholly or partly occurring or entered into on or before the date of this Deed;

                  2.1.2 any income, profit, gain or receipt earned, accrued or received on or before the date of this Deed; or

                  2.1.3 any dividend or distribution paid or made or deemed to have been paid or made on or before the date of this Deed;

         2.2 any settlement of any Claim For Taxation in respect of, by reference to or in consequence of, any of the matters referred to in clauses 2.1.1 to 2.1.3 (inclusive); and

         2.3 all costs and expenses incurred in relation to any demands, actions, proceedings and claims in respect of any Liability To Taxation or Claim For Taxation in respect of any of the matters referred to in clauses 2.1.1 to 2.1.3 (inclusive).

3        PAYMENTS FREE OF WITHHOLDING ETC.

3.1 All sums payable by the Covenantors to the Buyers under this Deed shall be paid gross, free and clear of all deductions, withholdings and rights of set-off or counterclaim whatsoever save only as may be required by law.

3.2 If any deduction or withholdings are required by law to be made from any sums, the Covenantors shall at the time of making the relevant payment under this Deed be obliged to pay the Buyers such further amount as will after the deduction or withholding has been made leave the Buyers with the same amount as they would have been entitled to receive in the absence of such requirement to make a deduction or withholding provided that if any credit or allowance is subsequently obtained by the Buyers or either of them or the Company and/or the Subsidiaries in respect of such increased sum the amount of such credit or allowance shall be repaid to the Covenantors within ten Business Days of the utilisation of such credit or allowance.

3.3 If any sum payable by the Covenantors to the Buyers under clause 2, clause 3.2 and/or this clause 3.3 shall be subject to a Liability To Taxation in the hands of the Buyers, the Covenantors shall at the time of making the relevant payment under this Deed pay to the Buyers such further sum as will, after deduction of an amount equal to Taxation claimed on such further sum, leave the Buyers with the same net amount as they would have received if the sum payable under clause 2 had not been subject to a Liability To Taxation in their hands.

3.4 If any sum payable by the Covenantors to the Buyers under clause 2, clause 3.2, clause 3.3 and this clause 3.4 would have been subject to a Liability To Taxation (or a greater Liability To Taxation) in the hands of the Buyers but for the availability of any Relief or a right to repayment of Taxation, the Covenantors shall pay to the Buyers such further sum as will, after deduction of an amount equal to the Taxation to which that further sum would otherwise be subject in the hands of the Buyers, leave the Buyers with a net amount equal to the aggregate of (i) the sum they would have received if the sum payable under clause 2 had not been subject to Taxation in their hands and (ii) a sum equal to the amount of Taxation to which the sum payable under clause 2.1 and the sum payable under clause 3.2 and/or clause 3.3 and/or this clause
         3.4 would have been subject in the hands of the Buyers but for the availability of the said Relief or a right to repayment of Taxation.

4        EXCLUSIONS

         The indemnities contained in clause 2 hereof shall not apply to any Liability To Taxation or Claim For Taxation:

         4.1 to the extent that specific provision or reserve in respect of such Liability To Taxation or Claim For Taxation has been made in the 1998 Accounts or was specifically referred to in the notes thereto;

         4.2 to the extent that such Liability To Taxation or Claim For Taxation arises or is increased as a result only of any provision or reserved in respect thereof in the Accounts being insufficient by reason of any increase in rates of taxation made after the date of this Deed with retrospective effect;

         4.3 to the extent that such Liability To Taxation or Claim For Taxation arises as a consequence only of profits or gains earned or accrued in the ordinary and usual course of trading during the period from the Balance Sheet Date to the date of this Deed;

         4.4 to the extent that such Liability To Taxation would not have arisen or would have been eliminated or reduced but for a failure or omission on the part of the Company and/or the Subsidiaries to make any claim, election, surrender or disclaimer or give any notice to do any other thing the making, giving or doing of which was taken into account in computing the provision or reserve for

                  Taxation in the 1998 Accounts;

         4.5 to the extent that such Liability To Taxation would not have arisen or would have been reduced or eliminated but for a disclaimer of capital allowances or a revision to a claim therefor where such revision or disclaimer is caused or made by the Buyers or the Company and/or the Subsidiaries after Completion;

         4.6 to the extent that such Liability to Taxation arises or is increased as a consequence of any failure by the Buyers to comply with any of its respective obligations in this Deed or in the Agreement;

         4.7 to the extent that the income, profits or gains in respect of which such Liability To Taxation arises were actually earned, accrued or received by the Company and/or the Subsidiaries prior to the Balance Sheet Date but were not reflected in the 1998 Accounts;

         4.8 to the extent that any Relief of the Company and/or the Subsidiaries arising in respect of a period ended on or before Completion is available to relieve or be set-off against such Liability to Taxation; and

         4.9 to the extent that liability arises as a direct result of the transactions contemplated in the Agreement that would not have arisen but for such transactions.

5        OBLIGATIONS AND RELEASE OF COVENANTORS

5.1 Any liability to the Buyers under this Deed may in whole or in part be released compounded or compromised or time or indulgence may be given by the Buyers in their absolute discretion as regards any of the Covenantors under such liability without in any way prejudicing or affecting their rights against the other Covenantors under the same or a like liability.

5.2 No delay or omission of the Buyers in exercising any right power or privilege under this Deed shall impair such right power privilege or be construed as a waiver thereof and any single or partial exercise of any such right power or privilege shall not preclude the further exercise of any right power or privilege.

6        CONDUCT OF NEGOTIATIONS AND PROCEEDINGS

6.1 If any Buyer becomes aware of a Claim relevant for the purposes of this Deed, it shall within 20 days of receipt in the case of a Claim which is an assessment to Taxation (or in the case of a Claim in respect of which an appeal must be lodged with the relevant taxation authority within 30 days of receipt of such assessment) and in any case as soon as reasonably practicable give written notice of it to the Covenantors but such notice shall not be a condition precedent to the liability of the Covenantors under this Deed.

6.2 If the Covenantors first indemnify and secure the Buyers and the Company and/or the Subsidiaries to the reasonable satisfaction of the Buyers against all losses, reasonable costs, liabilities, damages and expenses (including interest on overdue Taxation which may be incurred thereby) incurred by the Buyers in so doing, the Buyers shall take (and shall procure that the Company and/or the Subsidiaries take or takes) such action as the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal compromise or defend the Claim provided that:

         6.2.1 the Buyers shall not be obliged to procure that the Company and/or the Subsidiaries appeal against the Claim if, having given the Covenantors written notice of the receipt of the Claim, the Buyers have not within a reasonable time (and in any event within 30 days), thereafter received instructions from the Covenantors in accordance with this clause 6.2 to make that appeal or to have the right to conduct the appeal and in such circumstances the Buyers may chose to treat the Liability To Taxation in respect of that Claim as determined at the value specified in the Claim and/or the Buyers and/or the Company and/or the Subsidiaries shall (without prejudice to their rights under this Deed) be free to pay or settle the Claim on such terms as they may in their absolute discretion consider fit;

         6.2.2 the Buyers shall not be obliged to procure that the Company and/or the Subsidiaries pursue any appeal beyond the Revenue Commissioners, General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or Value Added Tax Tribunal or any equivalent forum in the United Kingdom or Republic of Ireland or any other jurisdiction unless the Covenantors furnish the Buyers with the written opinion of leading tax counsel to the effect that an appeal against the Liability To Taxation will, on the balance of probabilities, be won; and

         6.2.3 the Buyers shall not in any event be obliged to comply with any unreasonable instruction of the Covenantors and the Covenantors' professional advisers shall not be entitled to make a settlement or compromise of the Claim or agree any matter in the course of disputing the Claim or take any action which is likely to adversely affect the amount thereof or increase the future liability of the Company and/or the Subsidiaries in respect of Taxation or adversely affect the relationship of the Company and/or the Subsidiaries with the relevant taxation authority.

6.3 The Covenantors may have any action referred to in clause 6.2 taken by professional advisers nominated by them for this purpose if the
         Covenantors:

         6.3.1    keep the Buyers informed of all matters relating to the Claim;

         6.3.2 obtain the Buyers' prior written approval (not to be unreasonably withheld or delayed) to the appointment of solicitors or other professional advisers in respect of any action conducted by the Covenantors' professional advisers, the Buyers or their nominated agents shall be entitled to receive copies of any proposed correspondence or documents to be submitted to any taxation authority. The Buyers or their agents may comment on such correspondence or documents, such comments to be provided to the Covenantors' professional advisers as soon as reasonable practicable and in any event within 30 days of receipt. The Covenantors' professional advisers shall not unreasonably refuse to adopt the comments of the Buyers or their agents.

6.4 Clause 6.2 shall not apply if any of the Covenantors or the Company and/or the Subsidiaries shall have committed acts or omissions which constitute fraudulent or negligent conduct.

7        DATE FOR PAYMENT

7.1 The Covenantors shall make payments to the Buyers under this Deed not later than on the following dates:

         7.1.1 insofar as a Claim represents Taxation borne or to be borne by the Company and/or the Subsidiaries, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that Taxation) on the later of five Business Days before the Taxation becomes due and five Business Days after the date on which a notice containing a written demand thereof is delivered to the Covenantors;

         7.1.2 insofar as a Claim consists of the loss of a right to repayment of Taxation, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the date on which that repayment would otherwise have become due; and

         7.1.3 insofar as the Claim consists of the non-availability or set-off of any relief or in any other case, the Covenantors shall make the payment five Business Days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantors and the day on which such Relief would otherwise have been utilised by the Company and/or the Subsidiaries and/or the Buyers and for this purpose references to a date on which Taxation becomes due include a reference to the date on which Taxation becomes due were it not for the availability of some Relief or right to repayment of Taxation. Any payment which becomes due on a day which is not a Business Day shall be paid on the next following Business Day, and any payment which is made after noon on any day shall, for the purposes of calculating interest, be deemed to have been paid on the next following Business Day. No payment shall be treated as made until cleared funds in respect thereof are available to the Buyers.

7.2 If the Covenantors dispute the amount of any payment otherwise due to the Buyers under this Deed, the following provisions shall apply. Either party may refer the dispute to an independent firm of chartered accountants agreed to by them, failing which such other independent firm of chartered accountants as the President of the Institute of Chartered Accountants in England and Wales may nominate (the "Expert") on the basis that the Expert is to make a decision on the dispute within 30 Business Days of receiving the reference. The Expert shall in the absence of fraud or manifest error be final and binding on both parties and the amount payable by the Covenantors shall be amended to reflect the decision of the Expert. The costs of the Expert in respect of any reference shall be borne by the party whose contention is not upheld and failing the upholding of any party's contention in full costs as the Expert may award.

8        INTEREST

         If any sum due and payable by any party under this Deed is not paid on the due date in accordance with the provisions of this Deed, the party required to make such payment shall in addition to that sum pay interest to the party due to receive such payment from the date for payment of the sum to and including the day of actual payment of the sum (or the next Business Day if the actual payment is not made on a Business Day). The interest accrues from day to day (before and after judgment) at the rate of 3% per year above the base rate of Allied Irish Banks Plc (or, if there is no base rate, at a similar rate reasonably selected by the party due to receive such payment) and is compounded quarterly.

9        WARRANTIES AND LIMITATIONS

9.1 Such of the provisions of clause 14 of the Agreement as are expressed to extend to this Deed shall so extend and be deemed to apply mutatis mutandis to this Deed as if the same had been set out in full in this Deed.

9.2 If the Buyers or the Company and/or the Subsidiaries are entitled to recover from another person a sum in respect of a matter to which clause 2 relates and the Covenantors have first agreed (to the Buyers' reasonable satisfaction) to indemnify and secure the Buyers and/or the Company and/or the Subsidiaries against all reasonable costs and expenses which the Buyers and/or the Company and/or the Subsidiaries may incur in connection with the taking of the following action then at the Covenantors' request the Buyers shall and shall ensure that the Company and/or the Subsidiaries shall take any action reasonably requested by the Covenantors to enforce recovery against the other person.

10       BINDING ON SUCCESSORS

         This Deed shall be binding upon and enure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

11       WAIVER, RELEASE AND REMEDIES

11.1 A waiver by the Buyers or either of them of any breach by any party hereto of any of the terms provisions or conditions of this Deed or the acquiescence of the Buyers or either of them in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

11.2 Any remedy or right conferred upon the Buyers or either of them for the breach of this Deed shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to the Agreement or provided for by law.

11.3 No failure or delay by the Buyers or either of them in exercising any claim, remedy, right, power or privilege under this Deed shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereor or exercise of any other claim, right, power or privilege.

11.4 Any liability of any party hereto to the Buyers or either of them under the provisions of this Deed may in whole or in part be released, varied, postponed, compounded or compromised by the Buyers or either of them in its absolute discretion as regards such party without in any way prejudicing or affecting its or their rights against any other party hereto under the same or a like liability whether joint and several or otherwise. Should any provision of this Deed transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other party hereto.

12       GENERAL PROVISIONS

12.1 This Deed shall not be assignable in whole or in part by the Covenantors but the Buyers shall be entitled to assign and transfer all or any of their rights and obligations hereunder and such assignee or transferee shall be entitled to enforce the same against the Covenantors or any of them as if it were named in this Deed as the Buyers or either of them.

12.2 No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

12.3 Each of the provisions of this Deed is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof and of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

13       ANNOUNCEMENTS

         No announcements or statement (whether oral or written) concerning this Deed shall be made to the press or other communications medium unless such announcement or statement shall have been agreed between the Buyers and the Covenantors or unless such announcement or statement shall be a requirement of law and the Buyers shall have first consulted with the Covenantors as to the terms of such an announcement.

14       NOTICES

14.1 Any notice or other document required or permitted to be given under this Deed shall be in writing and shall be delivered personally or sent by first class post in a pre-paid envelope marked confidential and addressed to the party due to receive such notice or communication:

         14.1.1 in the case of the Buyers, the Buyers' principal place of business in the United Kingdom at 11 St James's Square, London SW1Y 4LB; or

         14.1.2 in the case of the Seller, to the registered office of the Seller from time to time; or

         14.1.3 in the case of Mr Logan or Mrs Logan, to 42 Princetown Road, Bangor, Co. Down, Northern Ireland

         or to such other address within the United Kingdom, the Republic of Ireland or the Channel Islands as any party may specify in writing to the other parties.

14.2 In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

         14.2.1 if delivered personally, when left at the address referred to in clause 14.1; or

         14.2.2   if sent by mail, two days after posting it.

14.3 In the case of notices sent by post, it shall be sufficient in providing such service to prove that the envelope containing the notice was properly stamped, addressed and posted.

15       GOVERNING LAW AND JURISDICTION

         This Deed shall be governed by and construed in accordance with the laws of Ireland. Each of the parties hereto hereby agrees for the benefit of the Buyers and without prejudice to the right of the Buyers to take proceedings in relation hereto before any other court of competent jurisdiction, that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and for such purposes irrevocably submits to the jurisdiction of such courts.

16       COUNTERPARTS

         This Deed may be executed in any number of counterparts and by the different parties thereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constitute but one and the same instrument.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties as a Deed on the day and year first before written.

Present when the Common Seal of

COMPASS TRUSTEES LIMITED was affixed hereto:

                                    Director

                                    Director/Secretary

SIGNED, SEALED and DELIVERED        )
by GAVIN LOGAN                      )

in the presence of:                 )  ___________________________

Witness signature:

Witness name:

Address:

Occupation:

SIGNED, SEALED and DELIVERED        )
by JOANNE LOGAN                     )

in the presence of:                 )  ___________________________

Witness signature:

Witness name:

Address:

Occupation:

SIGNED, SEALED and DELIVERED        )
by TRANSMEDIA EUROPE INC            )
acting by PAUL L HARRISON, Director:  )

SIGNED, SEALED and DELIVERED          )
by TRANSMEDIA ASIA PACIFIC            )
acting by PAUL L HARRISON, Director:  )

                                 SCHEDULE EIGHT

Description                 Existing use      Owner/Occupier
(including title number)



No freehold property is owned, held or used by a Group Company.

                                 SCHEDULE EIGHT

                           The Properties - Leasehold


Description                Details of lease            Duration          Current annual     Existin       Owner/Occupier
                           (date and parties)                            rent and rent      use
                                                                         review date(s)

121 High Street      Indenture of lease dated         Four years from    (pound)7,500       Office usage  Each Group
Holywood             3 June 1996 between              1 June 1996        No rent review                   Company
County Down          Kearney Bros. (Holywood)
Northern Ireland     Limited (1) and Gavin Logan
                     trading as Logan Leisure

Sibthorpe Lane       No formal lease                  No formal lease    None               Office usage  Each Group
37A Leeson Park                                                                                           Company
Dublin 6
Republic of Ireland


                       Leases etc affecting the Properties


Property     Part of property    Duration     Current annual rent       Current tenant
             affected                         and rent review date(s)



















         The Company does not sub-let the whole or any part of the Properties.

                                  SCHEDULE NINE

                             The Heads of Agreement

                            (as defined in clause 11)

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as a Deed on the date first before mentioned.

EXECUTED as a Deed                          )
by COMPASS TRUSTEES LIMITED                 )       WILLIAM O'GRADY
acting by its duly authorised attorney:     )        AS ATTORNEY

EXECUTED as a Deed                          )
by TRANSMEDIA EUROPE INC                    )       PAUL L HARRISON
acting by PAUL L HARRISON, Director:        )

EXECUTED as a Deed                          )
by TRANSMEDIA ASIA PACIFIC INC              )       PAUL L HARRISON
acting by PAUL L HARRISON, Director:        )

EXECUTED as a Deed                          )
by GAVIN LOGAN                              )        G LOGAN
in the presence of:                         )

Witness signature:         WILLIAM O'GRADY

Witness name:              William O'Grady

Witness address:  5 Upper Fitzwilliam Street
                           Dublin 2

Witness occupation:        Solicitor

EXECUTED as a Deed                          )
by JOANNE LOGAN                             )       J C LOGAN
in the presence of:                         )

Witness signature:         WILLIAM F O'GRADY

Witness name:              William F O'Grady

Witness address:  5 Upper Fitzwilliam Street
                           Dublin 2

Witness occupation:        Solicitor